Exhibit 10.28

TENANT: THE FIRST MARBLEHEAD CORPORATION

LEASE OF

WELLINGTON BUSINESS PARK

ONE CABOT ROAD, MEDFORD, MASSACHUSETTS

ARTICLE XII FIRE, EMINENT DOMAIN, ETC.	28
12.1 ABATEMENT OF RENT	28
12.2 LANDLORD’S RIGHT OF TERMINATION	28
12.3 RESTORATION	29
12.4 AWARD	29
ARTICLE XIII DEFAULT	29
13.1 TENANT’S DEFAULT	29
13.2 LANDLORD’S DEFAULT	33
ARTICLE XIV MISCELLANEOUS PROVISIONS	33
14.1 EXTRA HAZARDOUS USE	33
14.2 WAIVER	34
14.3 COVENANT OF QUIET ENJOYMENT	34
14.4 LANDLORD’S LIABILITY	34
14.5 NOTICE TO MORTGAGEE OR GROUND LESSOR	35
14.6 ASSIGNMENT OF RENTS AND TRANSFER OF TITLE	35
14.7 RULES AND REGULATIONS	36
14.8 ADDITIONAL CHARGES	36
14.9 INVALIDITY OF PARTICULAR PROVISIONS	36
14.10 PROVISIONS BINDING, ETC.	36
14.11 RECORDING	36
14.12 NOTICES	36
14.13 WHEN LEASE BECOMES BINDING	36
14.14 PARAGRAPH HEADINGS AND INTERPRETATION OF SECTIONS	37
14.15 RIGHTS OF MORTGAGEE OR GROUND LESSOR	37
14.16 ESTOPPEL CERTIFICATE	37
14.17 INTENTIONALLY OMITTED	38
14.18 REMEDYING DEFAULTS	38
14.19 HOLDING OVER	38
14.20 WAIVER OF SUBROGATION	38
14.21 SURRENDER OF PREMISES	38
14.22 INTENTIONALLY OMITTED	39
14.23 BROKERAGE	39
14.24 GOVERNING LAW	39
14.25 BLINDS AND DRAPES	39

LEASE

THIS INSTRUMENT IS A LEASE, dated as of August 13, 2004, in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in the building (the “Building”) located at One Cabot Road, Medford, Massachusetts. The parties to this instrument hereby agree with each other as follows:

ARTICLE I

BASIC PROVISIONS

1.1  INTRODUCTION.  The following set forth basic data and, where appropriate, constitute definitions of the terms hereinafter listed.

1.2  BASIC DATA.

Landlord: Cabot Road Partners, LLC, a Delaware limited liability company.

Landlord’s Original Address:	c/o Berkeley Investments, Inc., 121 High Street, Boston, Massachusetts 02110

Tenant: The First Marblehead Corporation

Tenant’s Original Address:	The Prudential Tower 800 Boylston Street, 34th Floor Boston, MA 02199-8157

Guarantor: None

Basic Rent: The Basic Rent is as follows:

Rental Period	Annual Basic Rent	Monthly Payment
Months 1-9	$0.00	$0.00
Months 10-24	$2,593,424.00	$216,118.66
Months 25-36	$2,661,672.00	$221,806.00
Months 37-84	$2,934,664.00	$244,555.33

Premises: The entire second floor and a portion of the third floor of the Building as shown on Exhibit FP annexed hereto, subject to the provisions of Section 2.1 regarding the Third Floor Space (as defined in Section 2.4).

Premises Rentable Area: Agreed to be 136,496 rentable square feet.

Permitted Uses: General office use, call center use, data center use, and other uses incidental to the foregoing uses (including, without limitation, ancillary office kitchen/pantry use), but specifically excluding medical or dental offices, utility company offices, employment agencies (other than executive or professional search firms) and governmental or quasi-governmental offices.

Escalation Factor: .442, as computed in accordance with the Escalation Factor Computation.

Initial Term: Seven (7) years commencing on the Commencement Date and expiring at the close of the day immediately preceding the seventh anniversary of the Commencement Date, except that if the Commencement Date shall be other than the first day of a calendar month, the expiration of the Initial Term shall be at the close of the day on the last day of the calendar month in which such anniversary shall fall.

Base Operating Expenses: Operating Expenses for the calendar year ending December 31, 2005.

Base Taxes: Taxes for the calendar year ending December 31, 2005, as the same may be reduced by the proportional amount of any abatement net of expenses applicable to any tax fiscal year included within the aforesaid calendar year. Landlord represents that, as of the date of this Lease, the Property constitutes a single tax lot.

Security Deposit: None

Broker: The Codman Company & GVA Thompson Doyle Hennessey & Everest

1.3  ADDITIONAL DEFINITIONS.

Agent: Berkeley Management, Inc. or such other person or entity from time to time designated by Landlord.

Bankruptcy Code: As defined in Section 13.1.

Building Rentable Area: 308,496 rentable square feet.

Business Days: All days except Saturday, Sunday, New Year’s Day, Martin Luther King’s Birthday, Presidents’ Day, Patriot’s Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans’ Day, Thanksgiving Day, Christmas Day (and the following day when any such day occurs on Sunday or prior day if Saturday) and such other days that tenants occupying at least 50% of Building Rentable Area recognize as holidays for their general office staff.

Commencement Date: As defined in Section 4.1.

Default of Tenant: As defined in Section 13.1.

Environmental Condition: Any disposal, release or threat of release of Hazardous Materials on, from or about the Building or the Property or storage of Hazardous Materials on, from or about the Building or the Property.

Environmental Laws: Any federal, state and/or local statute, ordinance, bylaw, code, rule and/or regulation now or hereafter enacted, pertaining to any aspect of the environment or human health, including, without limitation, Chapter 21C, Chapter 21D, and Chapter 21E of the General Laws of Massachusetts and the regulations promulgated by the Massachusetts Department of Environmental Protection, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §2061 et seq., the Federal Clean Water Act, 33 U.S.C. §1251, and the Federal Clean Air Act, 42 U.S.C. §7401 et seq.

Escalation Charges: The amounts prescribed in Sections 8.1 and 9.2.

Escalation Factor Computation: Premises Rentable Area divided by Building Rentable Area.

Event of Bankruptcy: As defined in Section 13.1.

Hazardous Materials: Shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law, including, without limitation, any “oil,” “hazardous material,” “hazardous waste,” “hazardous substance” or “chemical substance or mixture”, as the foregoing terms (in quotations) are defined in any Environmental Laws.

Initial Public Liability Insurance: $5,000,000 per occurrence (combined single limit) for property damage, bodily injury or death.

Land: The parcel of land upon which the Building and the related sidewalks and parking facilities are constructed, as shown on the site plan attached hereto and made a part hereof as Exhibit PP. If Landlord shall elect to construct another building on the Land, then the definition of Land hereunder shall exclude the property on which such building and the improvements related to such building are located.

Operating Expenses: As determined in accordance with Section 9.1.

Operating Year: As defined in Section 9.1.

Premises Usable Area: The carpetable area contained within the Premises.

Property: The Building and the Land.

Rent Commencement Date: The date that is nine months after the Commencement Date.

Scheduled Commencement Date: December 1, 2004.

Tax Year: As defined in Section 8.1.

Taxes: As determined in accordance with Section 8.1.

Tenant’s Plans: As defined in Section 4.2.

Tenant’s Removable Property: As defined in Section 5.2.

Term of this Lease: The Initial Term and any extension thereof in accordance with the provisions hereof.

ARTICLE II

PREMISES AND APPURTENANT RIGHTS

2.1  LEASE OF PREMISES.  Landlord hereby demises and leases to Tenant for the Term of this Lease and upon the terms and conditions hereinafter set forth, and Tenant hereby leases from Landlord, the Premises. Notwithstanding the foregoing, Tenant acknowledges that the portion of the Premises on the third floor (the “Third Floor Space”) is currently leased to a third party pursuant to a separate lease. It shall be a condition precedent to the occurrence of the Commencement Date of this Lease and to the parties’ respective obligations under this Lease that (a) Landlord and such tenant of the Third Floor Space enter into an agreement satisfactory to Landlord to terminate such lease, and (b) such tenant has surrendered and vacated the Third Floor Space, except for certain items of movable personal property that will not affect or delay Landlord’s Work in the Premises. If such condition precedent has not occurred on or before the date that is twenty (20) days after the date of this Lease, either Landlord or Tenant shall have the right to terminate this Lease by written notice to the other given within five (5) Business Days after the expiration of such twenty (20) day period.

2.2  APPURTENANT RIGHTS AND RESERVATIONS.

(a)           Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use, and permit its invitees to use, in common with others (i) public or common lobbies, hallways, stairways and elevators and common walkways necessary for access to the Building, and if the portion of the Premises on any floor includes less than the entire floor, the common toilets, corridors and elevator lobby on such floor, and (ii) the access roads, driveways, parking areas, loading areas, pedestrian sidewalks, landscaped areas, trash enclosures, recreation areas and other areas or facilities, if any, which are located in or on the Land and designated by Landlord from time to time for the non-exclusive use of tenants and other occupants of the Building (the areas described in clauses (i) and (ii) are hereinafter collectively referred to as the “Common Areas”); but such rights shall always be subject to reasonable rules and regulations from time to time established by Landlord pursuant to Section 14.7 and to the right of Landlord to designate and change from time to time areas and facilities so to be used, provided that such changes shall not unreasonably, adversely affect Tenant’s access to or use and occupancy of the Premises and shall not result in a permanent reduction in the number of elevators serving the Premises.

(b)           Excepted and excluded from the Premises are the ceiling, floor, perimeter walls and exterior windows (except the inner surfaces of each thereof), and any space in the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, but the entry doors to the Premises are a part thereof. Landlord shall have the right to place in the Premises (but in such manner as to reduce to a minimum interference with Tenant’s use of the Premises and so as to require only a de minimus reduction in the Premises Usable Area) interior storm windows, sun control devices, and utility lines, equipment, stacks, pipes, conduits, ducts and the like. Tenant shall have the right, subject to the other terms and conditions of this Lease, including, without limitation, the provisions of Section 5.2, to place pipes, wires and other typical office infrastructure serving the Premises above the ceiling. In the event that Tenant shall install any hung ceilings or walls in the Premises, Tenant shall install and maintain, as Landlord may require, proper access panels therein to afford access to any facilities above the ceiling or within or behind the walls.

(c)           As of the Execution Date of this Lease, there are approximately 3.0 parking spaces in the parking areas designated for use by the tenants of the Building for every 1,000 square feet of Building Rentable Area. Tenant’s Share of such parking spaces shall equal 409 spaces, of which, 81 spaces shall be available in the garage on a non-exclusive, unreserved basis. Nothing contained in the Lease shall prohibit or otherwise restrict Landlord from changing from time to time, without notice to Tenant, the location, layout or type of such parking areas, provided that Landlord shall not reduce the total number of parking spaces available for Tenants’ use. Subject to reasonable rules from time to time made by Landlord of which Tenant is given notice, Tenant shall have the right, in common with all other tenants of the Building, to use such parking areas, without charge, on a first-come, first-served basis. Notwithstanding the foregoing, if, after the date of this Lease, Landlord shall reserve any parking spaces for any other tenant of the Building, including pursuant to an amendment to the existing lease for a tenant in possession as of the date of this Lease, then Landlord shall reserve for Tenant the number of parking spaces that is equal to, on a proportionate basis, to the number of parking spaces reserved for such other tenant, and such reserved spaces shall constitute part of Tenant’s 409 spaces; for illustration purposes, if Landlord gives to a tenant 4 reserved parking spaces, and such reserved parking spaces constitute ten percent (10%) of the parking spaces allocable to the tenant under its lease, then Landlord shall give to Tenant 41 reserved parking spaces. In addition, Landlord shall maintain a sticker system, or other similar program selected by Landlord in its sole discretion, in order to restrict the use of the parking areas of the Property by authorized vehicles only. As part of any such system, Landlord shall use reasonable efforts to make sure unauthorized vehicles are not using the parking areas.

(d)           So long as the Building is at least seventy-five percent (75%) occupied, Landlord agrees to operate a fitness center in the Building (the “Fitness Center”) in accordance with the provisions of this Section 2.2(d). Tenant and Tenant’s employees and invitees shall have the right to use the Fitness Center, subject to Landlord’s right to change from time to time the type and location of the Fitness Center and, if at any time the Building is less than seventy-five percent (75%) occupied, to cease operation of the Fitness Center. The use of the Fitness Center by Tenant and its employees and invitees shall be at the sole risk of Tenant and/or such employees and invitees, and Landlord shall have no risk or obligation therefor. As an ongoing condition to Tenant’s right to use the Fitness Center, Tenant covenants with Landlord to maintain at all times a list of persons who are using, or who have requested permission to use, the Fitness Center, and to keep on file for Landlord’s inspection a duly executed and witnessed release and indemnification agreement from each such person, in such form as Landlord may from time to time approve or require. Access to the Fitness Center shall be controlled by key card security.

(e)           So long as the Building is at least seventy-five percent (75%) occupied, Landlord agrees to operate a cafeteria in the Building (the “Cafeteria”) in accordance with the provisions of this Section 2.2(e). Tenant and Tenant’s employees and invitees shall have the right to use the Cafeteria, subject to Landlord’s right to change from time to time the type and location of the Cafeteria and, if at any time the Building is less than seventy-five percent (75%) occupied, to cease operation of the Cafeteria. Landlord agrees to cause the Cafeteria and to cause the operator to operate, manage and maintain the Cafeteria in a condition in keeping with other cafeterias in similar first-class buildings in the Medford/Charlestown area.

2.3  OPTION FOR ADDITIONAL PARKING.  Notwithstanding anything to the contrary contained in the Lease, provided that (a) this Lease is then in full force and effect, (b) no Default of Tenant shall have occurred that remains uncured, and (c) the originally-named Tenant, The First Marblehead Corporation, or any successor entity for which Landlord’s consent is not required under Section 6.1(b) below, is then occupying at least eighty-five percent (85%) of the Premises for the Permitted Use, upon written notice from Tenant to Landlord, Landlord hereby consents to Tenant undertaking to construct or cause to be constructed additional parking spaces on the Property in the location set forth in Exhibit AP attached hereto (the “Additional Parking”), for use by Tenant’s employees, subject to the terms and conditions of this Section 2.3, and subject to the rights previously given to another tenant in the Building to build an additional 70 spaces in such location.

Tenant acknowledges that Landlord has made no representations or warranties regarding the feasibility of, or requirements for, the use of the Property for the Additional Parking, for all of which Tenant hereby assumes sole responsibility. Tenant shall, at Tenant’s sole cost and expense, obtain all required waivers, permits and approvals of applicable governmental entities and other third parties prior to commencing any such construction and shall provide copies thereof to Landlord. Tenant shall consult with Landlord and keep Landlord informed concerning the process of obtaining any required waivers, permits and approvals and Landlord shall have the right to participate with Tenant in such process. Tenant’s construction of the Additional Parking shall be subject to all of the applicable terms and conditions of this Lease regarding alterations, including, without limitation, the applicable provisions of Section 5.2 and Exhibits TW and IR. Without limiting the generality of the foregoing, Tenant shall submit all plans for construction to Landlord for its approval, and shall perform the construction using a contractor first approved by Landlord. Tenant shall perform such construction subject to and in accordance all applicable laws, codes, rules, regulations, permits and approvals, including, without limitation any Environmental Laws. Landlord’s approval of Tenant’s plans and Tenant’s general contractor shall not impose upon Landlord any responsibility or liability whatsoever to Tenant, including, without limitation, as a result of, or arising out of, the defaults or other acts or omissions of the general contractor.

After construction of the Additional Parking, Tenant shall be solely responsible, at Tenant’s sole cost and expense, to maintain and repair the Additional Parking, in good order condition and repair, including, without limitation, any necessary snow removal. If Landlord shall request by written notice to Tenant at the time that Landlord approves the plans for such Additional Parking, Tenant shall promptly, and in all cases prior to the expiration of such Term, remove the improvements constituting the Additional Parking and restore such portion of the Property to the condition existing immediately prior to the construction thereof, at Tenant’s sole cost and expense.

If at any time during the Term, Landlord intends to develop the portion of the Property on which Tenant has the right to construct the Additional Parking, Landlord may deliver a written notice to Tenant in which Landlord either (a) requires that Tenant remove the then existing improvements to the Property that constitute the Additional Parking, at Tenant’s sole cost and expense, within ninety (90) days after the date of such notice, or (b) informs Tenant that, if it has not yet constructed the Additional Parking, Tenant shall have no further right to construct the Additional Parking. If Tenant has previously constructed the Additional Parking, Tenant shall cause such improvements to be removed within such ninety day period.

2.4  OPTION TO EXTEND.

(a)           Provided that, at the time of each such exercise, (i) this Lease is in full force and effect, (ii) no Default of Tenant shall have occurred and be continuing (either at the time of exercise or at the commencement of an Extended Term), and (iii) Tenant shall not have assigned this Lease or vacated or sublet more than 20,000 rentable square feet in the Premises, other than in connection with a transfer for which Landlord’s consent is not required under Article VI (any of which conditions described in clauses (i), (ii), and (iii) may be waived by Landlord at any time in Landlord’s sole discretion), Tenant shall have the right and option to extend the Term of this Lease with respect to either the entire Premises, or only the portion of the Premises on the second floor, or only the portion of the Premises on the third floor, for two extended terms (each an “Extended Term”) of five (5) years each by giving written notice to Landlord not later than twelve (12) months prior to the expiration date of the then current Term. The effective giving of such notice of extension by Tenant shall automatically extend the Term of this Lease for the applicable Extended Term, and no instrument of renewal or extension need be executed. In the event that Tenant fails timely to give such notice to Landlord, or if Tenant shall elect to extend the Term solely with respect to the second floor space or the third floor space, then this Lease shall automatically terminate with respect to the remainder of the Premises at the end of the Initial Term, or the first Extended Term, as applicable, and Tenant shall have no further option to extend the Term of this Lease with respect to such portion of the Premises. Each Extended Term shall commence on the day immediately succeeding the expiration date of the Initial Term, or the expiration of the first Extended Term, as applicable, and shall end on the day immediately preceding the fifth (5th) anniversary of the first day of the Extended Term. The Extended Terms shall be on all the terms and conditions of this Lease, except: (i) during the second Extended Term, Tenant shall have no further option to extend the Term, (ii) the Basic Rent for each Extended Term shall be ninety-five percent (95%) of the Fair Market Rental Value of the Premises as of the commencement of the Extended Term, taking into account all relevant factors, determined pursuant to paragraph (b) below; and (iii) if Tenant shall elect in such notice of extension to extend the Term for only the second floor space or the third floor space, the Premises thereafter shall solely refer to such space.

(b)           Promptly after receiving Tenant’s notice extending the Term of this Lease pursuant to paragraph (a) above, but in no event sooner than eleven months prior to the end of the then current Term, Landlord shall provide Tenant with Landlord’s good faith estimate of the Fair Market Rental Value of the Premises for the upcoming Extended Term based upon rents being paid by tenants entering into leases for first-class office similar in size, build-out, amenities and term in the Medford/Charlestown area. If Tenant is unwilling to accept Landlord’s estimate of the Fair Market Rental Value as set forth in Landlord’s notice referred to above, and the parties are unable to reach agreement thereon within thirty (30) days after the delivery of such notice by Landlord, then either party may submit the determination of the Fair Market Rental Value of the Premises to arbitration by giving notice to the other party naming the initiating party’s arbitrator within ten (10) days after the expiration of such thirty (30) day period. Within fifteen (15) days after receiving a notice of initiation of arbitration, the responding party shall appoint its own arbitrator by notifying the initiating party of the responding party’s arbitrator. If the second arbitrator shall not have been so appointed within such fifteen (15) day period, the Fair Market Rental Value of the Premises shall be determined by the initiating party’s arbitrator. If the second arbitrator shall have been so appointed, then the two arbitrators thus appointed shall make their own determination of Fair Market Rental Value and shall meet and confer in an effort to reconcile their respective determinations. If, within thirty (30) days after the appointment of the second arbitrator, the two arbitrators have not reached agreement, and if the difference between the two (2) determinations is less than ten percent (10%), then the average of the two determinations shall be the Fair Market Rental Value. If, however, the difference between the two (2) determinations is ten percent (10%) or more, then the two arbitrators shall, within ten (10) days after the expiration of such thirty (30) day period, appoint a third arbitrator; in the event the two initial arbitrators are unable timely to agree on the third arbitrator, then either may, on behalf of both, request such appointment by the American Arbitration Association, or its successor, or, on its failure, refusal or inability to act, by a court of competent jurisdiction. In such event, the third arbitrator shall conduct its own independent investigation of the applicable Fair Market Rental Value within fifteen (15) days of his/her appointment; neither Landlord’s arbitrator nor Tenant’s arbitrator shall notify the third arbitrator of its determination. After the third arbitrator has completed its determination, the third arbitrator shall notify Landlord and Tenant of the date on which said arbitrator will discloses its determination, which date shall be at least five (5) days after the giving of such notice. Such disclosure shall take place in Landlord’s office unless otherwise mutually agreed by the parties. In such case, the Fair Market Rental Value shall be the rent proposed by either Landlord’s arbitrator or Tenant’s arbitrator, whichever value is closer to the determination of the third arbitrator; if the two are equidistant from the third arbitrator, the Fair Market Rental Value shall be equal to the third arbitrator’s determination. All arbitrators shall be appraisers or other qualified real estate professionals who are independent from the parties who have had at least ten (10) years commercial real estate experience in the greater Boston area. Each party shall pay the fees of its own arbitrator, and the fees of the third arbitrator shall be shared equally by the parties.

2.5  EXPANSION OPTION.

(a)           Subject to the terms and conditions of this Section 2.5 and subject to the pre-existing rights of Transystems, Inc., as shown on Exhibit FO, Tenant shall have the right to expand the Premises to include 16,640 rentable square feet of space on the first floor of the Building, in the location shown on Exhibit FP-1 (“Expansion Premises”), provided and on condition that (i) this Lease is in full force and effect, (ii) no Default of Tenant shall have occurred and be continuing (either at the time of exercise or at upon the Expansion Premises Commencement Date), (iii) Tenant shall not have assigned this Lease or vacated or sublet more than 20,000 rentable square feet in the Premises, other than in connection with a transfer for which Landlord’s consent is not required under Article VI (any of which conditions described in clauses (i), (ii), and (iii) may be waived by Landlord at any time in Landlord’s sole discretion). If Tenant shall give Landlord written notice no later than the date that is twelve months after the date of this Lease electing to so expand the Premises, then Landlord shall deliver possession of the Expansion Premises to Tenant on the Expansion Premises Commencement Date (as defined below). If Tenant shall fail to timely deliver such notice electing to so expand the Premises, Tenant shall be deemed to have waived such right, and Landlord shall thereafter be free to lease all or any portion of the Expansion Premises to such parties and on such terms as Landlord shall determine in its sole discretion, subject to the provisions of Section 2.6 below.

(b)           Promptly after the date of Tenant’s notice, Landlord shall commence and use commercially reasonable efforts to perform certain improvements to the Expansion Premises in order to fit out the space in accordance with a Building standard level of finish consistent with the level of finish for Landlord’s Work in the remainder of the Premises, and a ratio of twenty percent (20%) office space to eighty percent (80%) open space. Such work shall be performed in accordance with and subject to the requirements for Plans, timing of Landlord’s Work, Tenant Delay, punchlist, warranty, and other requirements applicable to the initial Premises set forth in Article IV below. The date that Landlord has substantially completed such work and delivered the Expansion Premises to Tenant is hereinafter referred to as the “Expansion Premises Commencement Date”. Landlord shall use commercially reasonable efforts to deliver the Expansion Premises to Tenant on or before the date that is five (5) months after the date of Tenant’s notice. As of the Expansion Premises Commencement Date, the Premises under this Lease shall be expanded to include the Expansion Premises. Once incorporated into the Premises, Tenant’s rights and obligations with respect to the Expansion Premises shall be subject to and with the benefit of all of the terms and conditions of this Lease, except that: (i) the Basic Rent per square foot applicable to the Expansion Premises shall equal the Basic Rent per square foot for the remainder of the Premises; (ii) the Term of the Lease with respect to the Expansion Premises shall be coterminous with the remainder of the Premises; (iii) Tenant shall commence payment of such additional amount of Basic Rent with respect to the First Expansion Premises on the Expansion Premises Commencement Date; and (iv) the Escalation Factor shall be revised to reflect the addition of the Expansion Premises to the Premises in accordance with the Escalation Factor Computation. Promptly after the Expansion Premises Commencement Date, Landlord and Tenant agree to enter into an amendment to this Lease memorializing the addition of the Expansion Premises to this Lease and the amendment to the applicable defined terms hereunder, including, without limitation, Premises, Basic Rent, Term and Escalation Factor, but failure of the parties to execute such an amendment shall have no effect on the expansion of the Premises to include the Expansion Premises, and the economic terms associated therewith, as set forth above.

2.6  RIGHT OF FIRST OFFER.

(a)           Subject to the terms and conditions of this Section 2.6 and subject to the pre-existing rights of the tenants or other occupants of the Building set forth in Exhibit FO, Tenant shall have a “Right of First Offer” to lease any office space that is available for lease to third parties in the Building during the Term of this Lease (the “First Offer Space”), including, without limitation, office space leased to a third party after Tenant has elected not to exercise, and/or has failed to exercise, whichever the case may be, such rights under this Section 2.6 with respect to said space, provided and on condition that (i) this Lease is in full force and effect, (ii) no Default of Tenant shall have occurred and be continuing (either at the time of exercise or upon the commencement date of the Term for the First Offer Space), (iii) Tenant shall not have assigned this Lease or vacated or sublet more than 20,000 rentable square feet in the Premises, other than in connection with a transfer for which Landlord’s consent is not required under Article VI (any of which conditions described in clauses (i), (ii), and (iii) may be waived by Landlord at any time in Landlord’s sole discretion).

(b)           Landlord will notify Tenant of its plans to lease any portion of the First Offer Space to any unrelated third party. Landlord’s notice shall specify the square footage of the space and its location, the date of availability, the term of the lease for such space, the Basic Rent for such space, and all other material terms and conditions which will apply to such space. Notwithstanding the foregoing, if Landlord shall offer such space to Tenant during the first twelve months after the Commencement Date, such First Offer Space shall be upon the same terms and conditions as set forth for the Expansion Premises under Section 2.5 above. Tenant will notify Landlord within ten (10) Business Days of Landlord’s notice if Tenant wishes to lease such First Offer Space from Landlord on the terms and conditions so specified and otherwise on substantially the same terms and conditions as contained in this Lease. If Tenant notifies Landlord that it wishes to lease the First Offer Space, Landlord and Tenant shall execute a lease agreement or amendment to this Lease within ten (10) Business Days incorporating substantially such terms and conditions. If Tenant fails to notify Landlord within said seven day period that Tenant intends to lease such First Offer Space or fails to execute a lease agreement for such First Offer Space within ten (10) Business Days of Tenant’s notice of intent to Landlord, Landlord shall be entitled to lease such space to any third party on terms and conditions acceptable to Landlord in its sole discretion. Notwithstanding the foregoing, if Tenant shall not exercise its Right of First Offer and Landlord intends to lease the First Offer Space for a net effective rent (taking into consideration any difference in the improvements allowance or other economic concessions offered to such third party but not to Tenant) that is less than ninety percent (90%) of the net effective rent contained in Landlord’s notice to Tenant, prior to leasing such First Offer Space to any unrelated third party, Landlord shall again offer the First Offer Space to Tenant, at such revised terms and conditions offered to such third party, and Tenant shall again have a Right of First Offer pursuant to this Section 2.6.

2.7  STORAGE SPACE.

(a)           Landlord shall lease to Tenant and Tenant shall accept from Landlord certain storage space consisting of approximately 1,000 rentable square feet on the garage level of the Building (the “Storage

Area”), located as shown on Exhibit FP-2, attached hereto and made a part hereof. The Storage Area shall be used by Tenant solely for storage purposes as an ancillary use in connection with Tenant’s use of the Premises. The Storage Area shall be held by Tenant commencing on the Commencement Date and continuing thereafter throughout the Term of this Lease, subject to this Section 2.7. There shall be no additional charges due in respect of Tenant’s use of the Storage Space.

(b)           During the term of this Lease, the Storage Area shall be occupied by Tenant in accordance with and subject to all of the terms and conditions of this Lease. Without limiting the generality of the foregoing (i) Tenant shall extend the coverage of the insurance provided for by Article X of this Lease to the Storage Area; (ii) Tenant shall maintain the Storage Area and repair any damage to the Storage Area caused by Tenant, its agents, contractors or employees; (iii) Landlord shall retain access to the Storage Area and shall be entitled to enter the Storage Area in accordance with the terms and conditions of Article XI; and (iv) upon expiration or earlier termination of this Lease, Tenant shall quit and surrender the same to Landlord, broom clean, and with any damage due to Tenant’s use thereof repaired. Landlord may require Tenant at its own expense to secure the Storage Area, but Tenant shall make no other changes to the Storage Area without Landlord’s prior written approval. Tenant agrees that it is accepting the Storage Area in “as is” condition without representation or warranty by Landlord.

ARTICLE III

BASIC RENT

3.1  PAYMENT.

(a)           Tenant agrees to pay to Landlord, or as directed by Landlord, commencing on the Rent Commencement Date without offset, abatement (except as expressly provided in this Lease), deduction or demand, the Basic Rent. In addition, within ten (10) days after receipt of written notice from Landlord, which notice shall be given no earlier than the date that is three (3) months prior to the Rent Commencement Date, Tenant shall deposit with Landlord the sum of $216,118.66 as a deposit of the first month’s Basic Rent which shall be applied by Landlord on behalf of the Tenant to the payment of the first month’s Basic Rent when due and payable. Such Basic Rent shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month (except as hereinabove provided) during the Term of this Lease, at the following address: Cabot Road Partners, L.L.C., P. O. Box 31367, Hartford, Connecticut 06150-1367, or at such other place as Landlord shall from time to time designate by notice, by check drawn on a bank which is a member of the Boston or New York Clearing House. Until notice of some other designation is given, Basic Rent and all other charges for which provision is herein made shall be paid by remittance payable to the Agent, and all remittances so received as aforesaid, or by any subsequently designated recipient, shall be treated as a payment to Landlord. Landlord and Tenant agree that all amounts due from Tenant under or in respect of this Lease, whether labeled Basic Rent, Escalation Charges, additional charges or otherwise, shall be considered as rental reserved under this Lease for all purposes, including without limitation regulations promulgated pursuant to the Bankruptcy Code, and including further without limitation Section 502(b) thereof.

(b)           Basic Rent for any partial month shall be pro-rated on a daily basis, and if Basic Rent commences on a day other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be payable on the date Basic Rent commences and shall be equal to a proportionate part of the monthly installment of Basic Rent for the partial month in which Basic Rent commences plus the installment of Basic Rent for the succeeding calendar month. Rental and any other sums due hereunder not paid within five (5) Business Days after the date due more than once in any twelve month period shall bear interest for each month or fraction thereof from the due date until paid computed at the annual rate of three percentage points over the so-called prime rate then currently from time to time charged to its most favored corporate customers by Bank of America or its successors, or at any applicable lesser maximum legally permissible rate for debts of this nature.

ARTICLE IV

COMMENCEMENT DATE AND CONDITION

4.1  COMMENCEMENT DATE.  The “Commencement Date” shall be the last to occur of:

(a)   the day following the Substantial Completion Date, as defined in Section 4.2, or

(b)   the Scheduled Commencement Date set forth in Section 1.3 hereof.

Notwithstanding the foregoing, if Tenant’s personnel shall occupy all or any part of the Premises for the conduct of its business (as opposed to entry to prepare the same for occupancy) prior to the Commencement Date as determined pursuant to the preceding sentence, except any such entry for the purpose of setting up and operating a data center at the Premises, such date of occupancy shall, for all purposes of this Lease, be the Commencement Date. Promptly upon the occurrence of the Commencement Date, Landlord and Tenant shall execute and deliver a letter designating the Commencement Date, but the failure by either party to execute and deliver such a letter shall have no effect on the Commencement Date, as hereinabove determined. Landlord shall permit Tenant reasonable access to the Premises prior to the Commencement Date so that Tenant may install furniture, equipment, cabling and fixtures, and operate a data center (the “Data Center”) in the Premises, and perform such other actions as Tenant deems desirable to prepare for occupancy of the Premises on the Commencement Date. Any such access shall be subject to and upon all of the terms and conditions of this Lease other than the payment of Basic Rent and Escalation Charges.

4.2  PREPARATION OF THE PREMISES.

(a)

(i)            Within ten (10) Business Days after Tenant has given to Landlord sufficient information concerning (A) telephone/data wiring and cabling to workstations, (B) program information for power/data, and (C) systems tie-in information from the Cavan Group, Landlord shall cause the construction drawings for the improvements to the portion of the Premises that will constitute the Data Center (the “Data Center Plans”) to be prepared in accordance with the space plan and work specifications attached hereto and made a part hereof as Exhibit SP-1 (the “Data Center Space Plan”), and in compliance with all applicable laws, regulations and ordinances, including without limitation the Americans With Disabilities Act of 1990. The Data Center Plans shall be submitted to Tenant within said ten (10) Business Day period for its approval, which shall not be unreasonably withheld. Tenant shall notify Landlord of its approval or disapproval of the Data Center Plans within five (5) Business Days after receipt thereof. Any disapproval shall be accompanied by a specific statement of the reasons therefor. Within ten (10) Business Days after receipt of Tenant’s disapproval, Landlord shall revise the Data Center Plans and resubmit them to Tenant, which shall have three (3) Business Days after receipt of the resubmission to review and respond thereto.

(ii)           Within thirty (30) days after Tenant has given to Landlord sufficient information concerning (A) telephone/data wiring and cabling to workstations, (B) program information for power/data, and (C) systems tie-in information from the Cavan Group, Landlord shall cause the construction drawings for the interior finish and other tenant improvements to the Premises (the “Premises Plans”) to be prepared in accordance with Building standard tenant finish as described in Exhibit BS, the space and work specifications attached hereto and made a part hereof as Exhibit SP-2 (the “Premises Space Plan”), and in compliance with all applicable laws, regulations and ordinances, including without limitation the Americans With Disabilities Act of 1990. The Premises Plans shall be submitted to Tenant within said thirty (30) day period for its approval, which shall not be unreasonably withheld. Tenant shall notify Landlord of its approval or disapproval of the Premises Plans within five (5) Business Days after receipt thereof. Any disapproval shall be accompanied by a specific statement of the reasons therefor. Within ten (10) Business Days after receipt of Tenant’s disapproval, Landlord shall revise the Premises Plans and resubmit them to Tenant, which shall have three (3) Business Days after receipt of the resubmission to review and respond thereto.

(iii)          The final approved Premises Plans and Data Center Plans hereunder shall be referred to collectively as the “Approved Plans.” Landlord shall be responsible for the architect’s fees in connection with the preparation of the Data Center Space Plan and the Premises Space Plan up to an amount equal to $13,649.60. In addition, Landlord shall be solely responsible for the architect’s fees in connection with the preparation of the Approved Plans.

(b)           Promptly after approval of the Approved Plans, Landlord shall obtain all necessary permits and approvals and commence and exercise all reasonable efforts to complete the work described in the Approved Plans (“Landlord’s Work”). Landlord’s Work shall be performed at Landlord’s sole cost and expense, subject to the provisions of paragraph (c) below. Landlord agrees to complete Landlord’s Work in a good and workmanlike manner and in compliance with all applicable laws, regulations and ordinances, including without limitation the Americans With Disabilities Act of 1990. Landlord agrees to use reasonable efforts to substantially complete the portion of Landlord’s Work as set forth in the Data Center Plans on or before the date (the “Scheduled Data Center Completion Date”) that is forty-five (45) days after the Data Center Plans have been approved and Landlord has obtained all applicable permits and approvals required to perform such work, subject to Tenant Delay and Force Majeure. Landlord agrees to use reasonable efforts to substantially complete the remainder of Landlord’s Work by the Scheduled Commencement Date subject to Tenant Delay and Force Majeure. If Landlord has not substantially completed the portion of Landlord’s Work for the Data Center on or before the Scheduled Data Center Completion Date, except as a result of Force Majeure or Tenant Delay, Tenant shall be entitled to an abatement of one (1) day of Basic Rent (but not Additional Rent or other charges) applicable to the Data Center for every one (1) day delay in the occurrence of the substantial completion of such portion of Landlord’s Work after the Scheduled Data Center Completion Date. If Landlord has not substantially completed the remainder of Landlord’s Work on or before February 1, 2005, except as a result of Force Majeure or Tenant Delay, Tenant shall be entitled to an abatement of one (1) day of Basic Rent (but not Additional Rent or other charges) applicable to the entire Premises for every one (1) day delay in the occurrence of the substantial completion of the remainder of Landlord’s Work after February 1, 2005. If Landlord has not substantially completed Landlord’s Work as of April 1, 2005, subject to Force Majeure and Tenant Delay, Tenant shall have the right to terminate this Lease by written notice to Landlord given on or before April 10, 2005. The foregoing rights in the event of a delay in the substantial completion of Landlord’s Work shall be Tenant’s sole and exclusive remedies for such delay.

(c)           The term “Change Order” as used in this Lease shall mean any change to the approved Plans requested by Tenant and Approved by Landlord, which shall not be unreasonably withheld, conditioned or delayed. Within five (5) Business Days after receipt by Landlord of a Change Order request, Landlord shall provide to Tenant a notice of the estimated adjustment, if any, in the cost of Landlord’s Work and the estimated delay, if any, in the substantial completion of Landlord’s Work beyond the scheduled Substantial Completion Date (as the same may have been previously modified by a prior Change Order) resulting from the Change Order. Within three (3) Business Days after receipt of Landlord’s notice, Tenant shall have the option to cancel the Change Order in writing to the Landlord within said three (3) Business Day period. The estimated adjustment in the cost of Landlord’s Work shall be determined by (i) adding the architectural and engineering fees (if any) associated with reviewing and revising the Plans in connection with the Change Order, the cost of the materials and labor attributable to the Change Order, the contractor’s overhead and profit attributable to the work described in the Change Order (which shall be calculated at the same rate used in the construction contract for Landlord’s Work), the increased costs (if any) of various trade contractors due to delay in completing Landlord’s Work, and the costs (if any) associated with the cancellation of materials already ordered, and (ii) subtracting from such costs the cost of materials and labor attributable to the work (if any) not being done, the contractor’s overhead and profit on the such materials and labor, the cost of the cancelled materials, and the cost of any other savings attributable to the Change Order. In the event there is a net increase in the cost of Landlord’s Work as a result of the Change Order, then Tenant shall pay to Landlord the amount of the net increase (less the amount of any retainage contained in Landlord’s construction contract) in two (2) equal installments, the first of which shall be paid within twenty (20) days after Tenant shall have approved the Change Order and the second of which shall be paid within thirty (30) days after the work described on the Change Order has been substantially completed; Tenant agrees to pay the retainage to Landlord simultaneously with the payment of the 2nd installment.

(d)           The Premises shall be deemed ready for occupancy on the first day on which (i) Landlord’s Work has been completed, except for minor items of work (and, if applicable, adjustment of equipment and fixtures) which can be completed after occupancy has been taken without causing unreasonable interference with Tenant’s use and enjoyment of the Premises (i.e. so-called “punchlist” items), (ii) the Building systems serving the Premises are in good working order and otherwise in the condition required to be maintained by Landlord under this Lease, and (iii) Landlord has obtained a permanent certificate of occupancy for the Premises permitting Tenant to use the Premises for the Permitted Use. Such date is hereinafter called the “Substantial Completion Date.” Within five (5) Business Days after the occurrence of the Substantial Completion Date, Landlord and Tenant shall inspect the Premises and shall prepare a punchlist of remaining items to be completed. Landlord shall complete all punchlist items as soon as conditions permit, and in all events within sixty (60) days, and Tenant shall afford Landlord access to the Premises for such purposes.

4.3  CONDITION; LANDLORD’S PERFORMANCE.  In addition to the punchlist described in Section 4.2(d), Tenant shall have the right to give Landlord a notice, not later than twelve (12) calendar months after the Commencement Date, of (i) any respects in which Landlord has not performed Landlord’s Work fully, properly and in accordance with the terms of this Lease, or (ii) any respects in which Landlord’s Work is not in good working order and condition, or (iii) any defects in workmanship and materials in Landlord’s Work. Except as identified in any such notice from Tenant to Landlord, Tenant shall have no right to make any claim that Landlord has failed to perform any of Landlord’s Work fully, properly and in accordance with the terms of this Lease or to require Landlord to perform any further Landlord’s Work. Landlord shall complete, repair and/or replace such items as soon as conditions permit, and in all events within sixty (60) days after written notice from Tenant and Tenant shall afford Landlord access to the Premises for such purposes. Except for Landlord’s Work, the Premises are being leased in their present condition, and except as set forth in the immediately preceding sentence, are being leased AS IS, WITHOUT REPRESENTATION OR WARRANTY by Landlord.

4.4  TENANT’S DELAYS.  The delays referred to in paragraph (a) are herein referred to collectively and individually as “Tenant’s Delay”:

(a)           If a delay shall occur in the Substantial Completion Date beyond the Scheduled Commencement Date as the result of:

(i)            any delay by Tenant in approving the Data Center Plans and/or the Premises Plans beyond the periods set forth in Section 4.2 above; or

(ii)           any request by Tenant that Landlord delay the commencement or completion of Landlord’s Work for any reason; or

(iii)          any reasonably necessary displacement of any of Landlord’s Work from its place in Landlord’s construction schedule resulting from any of the causes for delay referred to in this paragraph (a) and the fitting of such Landlord’s Work back into such schedule; and

if Landlord shall notify Tenant of such delay within two (2) days of the commencement of such delay (which notice shall include the estimated duration of such delay), then such delay shall constitute a Tenant Delay; provided, however, if Landlord fails to give Tenant notice of a delay within said two (2) day period, then such delay shall not constitute a Tenant Delay for the purposes of this Lease. The parties agree that the Substantial Completion Date shall be deemed accelerated by the actual number of days of delay attributable to Tenant Delays.

(b)           In addition, if Landlord notifies Tenant in a Change Order of an estimated delay in the substantial completion of Landlord’s Work beyond the scheduled Substantial Completion Date due to the work described in said Change Order, and if a delay actually occurs, then such delay shall constitute a Tenant Delay and the Substantial Completion Date shall be deemed accelerated by the actual number of days of delay attributable to such Change Order.

ARTICLE V

USE OF PREMISES

5.1  PERMITTED USE.

(a)           Tenant agrees that the Premises shall be used and occupied by Tenant only for Permitted Uses and for no other purpose.

(b)           Tenant agrees to conform to the following provisions during the Term of this Lease:

(i)            Service and utility areas (whether or not a part of the premises) shall be used only for the particular purpose for which they were designed. Subject to the other terms and provisions of this Lease, Tenant may install at its own cost and expense so-called hot-cold water fountains, coffee makers, microwaves and so-called Dwyer refrigerator-sink-stove combinations for the preparation of beverages and foods, provided that no cooking, frying, etc., are carried on in the Premises which require special exhaust venting. Tenant hereby acknowledges that the Building is not engineered to provide any such special venting.

(ii)           Tenant shall cause all freight to be delivered to or removed from the Building and the Premises in accordance with reasonable rules and regulations established by Landlord in accordance with Section 14.7;

(iii)          Tenant will not place on the exterior of the Premises (including both interior and exterior surfaces of doors and interior surfaces of windows) or on any part of the Building outside the Premises, any signs, symbol, advertisement or the like, except as provided in this clause (iii). Landlord shall not unreasonably withhold or delay its consent with respect to the installation of signs or lettering on the entry doors to the Premises provided such signs conform to then Building standards adopted by Landlord in its sole discretion; Tenant shall submit to Landlord a plan or sketch of the sign (including size, color, material, location and method of affixation) to be placed on or at such entry doors in connection with Tenant’s request for Landlord’s consent. Landlord shall pay for the cost of any Building-standard suite entry signage selected by Tenant, and Tenant shall pay for any additional costs and expenses with respect to any above Building-standard signage selected by Tenant and approved by Landlord as aforesaid. Landlord agrees to maintain a tenant directory in the lobby of the Building in which will be placed Tenant’s name and the location of the Premises in the Building, and a directory on each floor with the names of up to five of Tenant’s departments.

In addition, subject to the approval of applicable governmental authorities, Landlord hereby consents to the installation of Tenant’s sign on the exterior of the east side of the Building, as conceptually depicted and in the location specified on Exhibit ES, which shall be purchased and installed at Tenant’s sole cost and expense. Upon the expiration or earlier termination of this Lease, Tenant shall remove the sign (but not the supports) from the exterior of the Building, remove the supports for such Building sign (unless other directed by Landlord), repair any damage to the Building’s exterior caused by such removal, and restore the exterior of the Building to the condition existing prior to the placement of such sign and support on the Building, reasonable wear and tear and damage by fire or other casualty excepted.

Landlord hereby agrees further to place Tenant’s name on the monument sign at the entrance to the Building, which signage shall be consistent with the Building standard graphics and lettering for the monument sign;

(iv)          Notwithstanding any provision of this Lease, Tenant shall not use, or suffer or permit the use or occupancy of, or suffer or permit anything to be done in or anything to be brought into or kept in or about the Premises of the Building or any part thereof (including, without limitation, any materials appliances or equipment used in the construction or other preparation of the Premises and furniture and carpeting): (a) for any unlawful purposes or in any unlawful manner; (b) which, in the reasonable judgment of Landlord shall in any way materially impair, interfere with or otherwise diminish the quality of any of the Building services or the proper and economic heating, cleaning, ventilating, air conditioning or other servicing of the Building, or Premises, or with the use or occupancy of any of the other areas of the Building, which is consistent with the maintenance of the Building as an office building of the first class in the quality of its maintenance, use, or occupancy;

(v)           Tenant shall not perform any act or carry on any practice which may injure the Premises, or any other part of the Building, or cause any offensive odors or loud noise or constitute a nuisance or a menace to, or otherwise interfere with the business of, any other tenant or tenants or other persons in the Building;

(vi)          Tenant shall comply with the requirements of all applicable governmental laws, rules and regulations, including without limitation the Americans With Disabilities Act of 1990, to the extent such compliance is required as a result of the specific manner in which Tenant is using the Premises, Tenant’s layout of the Premises, or any alterations or improvements performed by Tenant subsequent to the completion of Landlord’s Work; and

(vii)         If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business, and if the failure to secure such licenses or permit would in any way affect Landlord, the Premises, the Building or Tenant’s ability to perform any of its obligations under this Lease, Tenant, at Tenant’s expense, shall duly procure and thereafter maintain such license and, upon request by Landlord, submit the same to inspection by Landlord. Tenant, at Tenant’s expense, shall at all times comply with the terms and conditions of each such license or permit. Tenant shall furnish all data and information to governmental authorities and Landlord as required in accordance with legal, regulatory, licensing or other similar requirements as they relate to Tenant’s use or occupancy of the Premises or the Building.

(c)           Landlord shall comply with the requirements of all applicable governmental laws, rules and regulations, including without limitation the Americans With Disabilities Act of 1990, applicable to the Building and, to the extent Tenant is not obligated to comply therewith under clause (vi) of Section 5.1(b), to the Premises; provided, however, Landlord’s failure to comply with such laws, rules and regulations with respect to any portion of the Property outside the Premises shall not constitute a default under Section 13.2 unless (i) such failure unreasonably interferes with Tenant’s access to the Premises or with Tenant’s use and enjoyment of the Premises and/or the Common Areas or (ii) Tenant may be subject to a fine, penalty or enforcement action as a result of such failure.

5.2  INSTALLATIONS AND ALTERATIONS BY TENANT.

(a)           Except as expressly provided herein, Tenant shall make no alterations, additions (including, for the purposes hereof, wall-to-wall carpeting), or improvements in or to the Premises (including any initial improvements necessary for Tenant’s occupancy) without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed with respect to non-structural alterations that do not adversely affect any of the Building systems. Landlord’s consent shall not be required for (i) any purely cosmetic alteration that does not affect any Building system, and (ii) any non-structural alteration that does not affect any Building system and costs less than $50,000 in any one instance. Any alterations, additions or improvements for which Landlord’s consent is required shall (i) be in accordance with complete plans and specifications meeting the requirements set forth in Exhibit PR and approved by Landlord, (ii) be in accordance with the standards set forth in Exhibit BS attached hereto, (iii) be made only in accordance with the procedures set forth in Exhibit TW attached hereto by contractors or mechanics approved by Landlord, (iv) be made at Tenant’s sole expense and at such reasonable times and in such reasonable manner as Landlord may from time to time designate and (v) upon installation, become part of the Premises and the property of Landlord, provided that Landlord reserves the right, at the time that Landlord consents to such alterations, to require the removal of any non-standard office alterations upon the expiration or earlier termination of the Term of this Lease. Notwithstanding the foregoing, Tenant shall not be required to remove any items of Landlord’s Work installed as part of Tenant’s initial occupancy of the Premises, nor any wiring or cabling installed by Tenant from time to time during the Term.

(b)           All articles of personal property and all business fixtures, machinery and equipment and furniture owned or installed by Tenant solely at its expense in the Premises (“Tenant’s Removable Property”) shall remain the Property of Tenant and may be removed by Tenant at any time prior to the expiration of this Lease, provided that Tenant, at its expense, shall repair any damage to the Building caused by such removal.

(c)           Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Premises. To the maximum extent permitted by law, at such time as any contractor commences to perform work on behalf of Tenant, such contractor (and any subcontractors) shall furnish a written statement acknowledging the provisions set forth in the previous sentence. Whenever and as often as any mechanic’s lien shall have been filed against the Property based upon any act or interest of Tenant or of anyone claiming through Tenant, Tenant shall forthwith take such action by bonding, deposit or payment as will remove or satisfy the lien.

(d)           In the course of any work being performed by Tenant, (other than “field installations” of Tenant’s Removable Property and the installation of any wiring and cabling), Landlord reserves the right to require Tenant to employ union labor compatible with that being employed by Landlord for work in or to the Building, and not to employ or permit the use of any labor or otherwise take any action which might result in a labor dispute involving personnel providing services or construction in the Building pursuant to arrangements made by Landlord.

5.3  HAZARDOUS MATERIALS.

(a)           Tenant may use chemicals such as adhesives, lubricants, ink, solvents and cleaning fluids of the kind and in amounts and in the manner customarily found and used in business offices in order to conduct its business at the Premises and to maintain and operate the business machines located in the Premises. Tenant shall not use, store, handle, treat, transport, release or dispose of any other Hazardous Materials on or about the Premises or the Property without Landlord’s prior written consent, which Landlord may withhold or condition in Landlord’s sole discretion.

(b)           Any handling, treatment, transportation, storage, disposal or use of Hazardous Materials by Tenant in or about the Premises or the Property and Tenant’s use of the Premises shall comply with all applicable Environmental Laws.

(c)           Tenant shall indemnify, defend upon demand with counsel reasonably acceptable to Landlord, and hold Landlord harmless from and against, any liabilities, losses claims, damages, interest, penalties, fines, attorneys’ fees, experts’ fees, court costs, remediation costs, and other expenses which result from the use, storage, handling, treatment, transportation, release, threat of release or disposal of Hazardous Materials in or about the Premises or the Property by Tenant or Tenant’s agents, employees, contractors or invitees.

(d)           Tenant shall give written notice to Landlord as soon as reasonably practicable of (i) any communication received by Tenant from any governmental authority concerning Hazardous Materials which relates to the Premises or the Property, and (ii) any Environmental Condition, of which Tenant is aware, on the Premises, or elsewhere on the Property if caused by Tenant or anyone claiming by through or under Tenant.

(e)           Landlord covenants that, as of the Commencement Date, the Premises shall be free of Hazardous Materials.

ARTICLE VI

ASSIGNMENT AND SUBLETTING

6.1  PROHIBITION.

(a)           Except as otherwise provided in this Article VI, Tenant covenants and agrees that whether voluntarily, involuntarily, by operation of law or otherwise neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred and that neither the Premises nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied or permitted to be used or occupied, by anyone other than Tenant, or for any use or purpose other than a Permitted Use, or be sublet (which term, without limitation, shall include granting of concessions, licenses and the like) in whole or in part, or be offered or advertised for assignment or subletting without, in each case, the prior written consent of Landlord. Without limiting the foregoing, any agreement pursuant to which: (x) Tenant is relieved from the obligation to pay, or a third party agrees to pay on Tenant’s behalf, all or any portion of Basic Rent, Escalation Charges or other charges due under this Lease; and/or (y) a third party undertakes or is granted the right to assign or attempt to assign this Lease or sublet or attempt to sublet all or any portion of the Premises, shall for all purposes hereof be deemed to be an assignment of this Lease and subject to the provisions of this Article VI. The provisions of this paragraph (a) shall apply to a transfer (by one or more transfers) of a majority of the stock or partnership interests or other evidences of ownership of Tenant as if such transfer were an assignment of this Lease, except any such transfer occurring on a recognized public stock exchange, or any such transfer complying with the provisions of paragraph (b) below.

(b)           The provisions of paragraph (a) shall not apply to either: (x) transactions with an entity into or with which Tenant is merged or consolidated, or to which substantially all of Tenant’s assets are transferred; or (y) transactions with any entity which controls or is controlled by Tenant or is under common control with Tenant; provided that in either such event:

(i)            the successor to Tenant’s interest under this Lease pursuant to clause (x) above has a net worth computed in accordance with generally accepted accounting principles consistently applied at least equal to the net worth of Tenant herein named on the date of this Lease, and proof reasonably satisfactory to Landlord of such net worth shall have been delivered to Landlord at least 10 days prior to the effective date of any such transaction (subject to any confidentiality requirements of applicable laws, in which case such disclosure may be made within ten (10) days subsequent to such transaction), and

(ii)           any assignee agrees directly with Landlord, by written instrument in form satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, the covenant against further assignment and subletting.

(c)           Provided that Tenant is not in default of any of Tenant’s obligations under this Lease beyond applicable notice and cure periods, Landlord’s consent to a proposed assignment or sublease shall not be unreasonably withheld or delayed, and shall be given or withheld within twenty (20) days after receipt of all information required from Tenant hereunder, provided and upon condition that:

(i)            In Landlord’s reasonable judgment the proposed assignee or subtenant is engaged in a business which is in keeping with the then standards of the Building and Property and the proposed use is limited to the Permitted Use;

(ii)           The proposed assignee or subtenant is a reputable person or entity with sufficient financial worth considering the responsibility involved, based on evidence provided by Tenant (and others) to Landlord, as determined by Landlord in its reasonable discretion;

(iii)          Neither (A) the proposed assignee or sublessee nor (B) any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, the proposed assignee or sublessee or any person or entity who controls the proposed assignee or sublessee, is then an occupant of any part of the Property, provided that Landlord then has comparable space to lease to such party;

(iv)          The proposed assignee or sublessee is not a person or entity to or from whom Landlord has sent or received a letter of intent or other written expression of interest in the prior ninety (90) day period for the lease of space at the Property comparable in terms of size and finish as the Premises (or the applicable portion of the Premises to be sublet); and

(v)           The proposed sublease or assignment shall be in form reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 6.

(d)           If Landlord shall refuse consent to a request to assign or sublease, Landlord’s notice shall set forth the reasons for denying such consent. If Landlord shall fail to respond to Tenant within such twenty (20) day period, and if such failure shall continue for an additional ten (10) days after an additional written notice from Tenant, which notice shall specifically reference this Section 6.1 and shall state, in bold, uppercase, prominent letters that failure to respond within such ten (10) day period shall be deemed approval by Landlord of such request, then Landlord shall be deemed to have approved the proposed assignment or sublease.

6.2  EXCESS PAYMENTS.  If Tenant assigns this Lease or sublets the Premises or any portion thereof, except pursuant to the provisions of Section 6.1(b) above, Tenant shall pay to Landlord as additional rent fifty percent (50%) of the amount, if any, by which (a) any and all compensation received by Tenant as a result of such assignment or subletting, net of reasonable expenses actually incurred by Tenant in connection with such assignment or subletting (including, without limitation, the cost of any leasehold improvements provided for such assignee or subtenant and the value of any reasonable and customary free rent, work allowance or other concessions provided to such party), exceeds (b) the allocable portion of the applicable Basic Rent and Escalation Charges attributable to the portion of the Premises so sublet or assigned. After Tenant has fully recovered its reasonable expenses, Tenant shall commence paying to Landlord its share of such excess payments to the extent Tenant actually receives such payment; such payments shall be made on the date the corresponding payments under this Lease are due. Notwithstanding the foregoing, the provisions of this Section 6.2 shall impose no obligation on Landlord to consent to an assignment of the Lease or a subletting of all or a portion of the Premises.

6.3  ACCEPTANCE OF RENT.  If, in violation of this Article 6, this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may, at any time and from time to time, collect rent and other charges from the assignee, subtenant or occupant, and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy, collection or modification of any provisions of this Lease shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as a tenant or a release of Tenant from the further performance of covenants on the part of Tenant to be performed hereunder. Any consent by Landlord to a particular subletting or occupancy shall not in any way diminish the prohibition stated in paragraph (a) of this Section 6.1 or the continuing liability of the original named Tenant. No assignment or subletting hereunder shall relieve Tenant from its obligations hereunder and Tenant shall remain fully and primarily liable therefor. No such assignment, subletting, or occupancy shall affect or be contrary to Permitted Uses. Any assignment, subletting or occupancy shall be void ab initio, if the same shall fail to require that such assignee, subtenant or occupant agree therein to be independently bound by and upon all of the covenants, agreements, terms, provisions and conditions set forth in this Lease on the part of Tenant to be kept and performed, except, in the case of a subtenant, limited to the portion of the Premises proposed to be sublet.

6.4  ADDITIONAL REQUIREMENTS.  Tenant shall reimburse Landlord on demand, as Additional Rent, for any reasonable out-of-pocket costs (including reasonable attorneys’ fees and expenses) incurred by Landlord in connection with any actual or proposed assignment or sublease or other act described in paragraph (a) of Section 6.1, whether or not consummated, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant. Any sublease to which Landlord gives its consent shall not be valid unless and until Tenant and the sublessee execute a consent agreement in form and substance satisfactory to Landlord in its reasonable discretion and a fully executed counterpart of such sublease has been delivered to Landlord. Any sublease shall provide that: (i) the term of the sublease ends no later than one day before the last day of the Term of this Lease; (ii) such sublease is subject and subordinate to this Lease; (iii) Landlord may enforce the provisions of the sublease, including collection of rents; and (iv) in the event of termination of this Lease or reentry or repossession of the Premises by Landlord, Landlord may, at its sole discretion and option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord.

ARTICLE VII

RESPONSIBILITY FOR REPAIRS AND CONDITION OF

PREMISES; SERVICES TO BE FURNISHED BY LANDLORD

7.1  LANDLORD REPAIRS.

(a)           Except as otherwise provided in this Lease, Landlord agrees to keep in good order, condition and repair, consistent with similar first-class office buildings in the Medford/Charlestown area, (i) the Building, including, without limitation, roof, foundation, exterior walls, exterior windows, structure, elevators, and all base building systems (but specifically excluding any supplemental heating, ventilation or air conditioning equipment or systems installed at Tenant’s request or installed, whether or not by or on behalf of Tenant, as a result of requirements in excess of Building standard design criteria), (ii) all Common Areas (interior and exterior), and (iii) all signage (other than any signs installed by Tenant), except that Landlord shall in no event be responsible to Tenant for the repair of glass in the Premises (excluding exterior windows), the doors leading to the Premises, or any condition in the Premises or the Building caused by any act or neglect of Tenant, or its invitees or contractors other than as set forth in Article XII. Landlord shall also keep and maintain all Common Areas free of snow and ice and accumulation of dirt and rubbish, and shall keep and maintain all landscaped areas on the Property in a neat and orderly condition. Notwithstanding the foregoing, but subject to the provisions of Section 14.20, Landlord shall be responsible for the cost of repairs which may be made necessary by reason of damage to the Premises caused solely by any negligent or willful act of Landlord, or its contractors or invitees. Landlord shall not be responsible to make any improvements or repairs to the Building other than as expressly in this Section 7.1 provided, unless expressly provided otherwise in this Lease.

(b)           Landlord shall never be liable for any failure to make repairs which, under the provisions of this Section 7.1 or elsewhere in this Lease, Landlord has undertaken to make unless Tenant has given notice to Landlord of the need to make such repairs, and Landlord has failed to commence to make such repairs within a reasonable time after receipt of such notice, or fails to proceed with reasonable diligence to complete such repairs.

7.2  TENANT’S AGREEMENT.

(a)           Subject to Landlord’s obligations set forth in Section 7.1 above, Tenant will keep neat and clean and maintain in good order, condition and repair the Premises and every part thereof, excepting only those repairs for which Landlord is responsible under the terms of this Lease, reasonable wear and tear of the Premises, and damage by fire or other casualty or as a consequence of the exercise of the power of eminent domain; and shall surrender the Premises, at the end of the Term, in such condition. Without limitation, Tenant shall continually during the Term of this Lease maintain the Premises in accordance with standards recommended by the Boston Board of Fire Underwriters to the extent said compliance is required as a result of the specific manner in which Tenant is using the Premises, Tenant’s layout of the Premises, or any alterations or improvements performed by Tenant subsequent to the completion of Landlord’s Work. To the extent that the Premises constitute a “Place of Public Accommodation” within the meaning of the Americans with Disabilities Act of 1990, Tenant shall be responsible, subject to the requirements of Section 5.2, for making the repairs within the Premises that are necessary to comply with any provisions of such Act that are enacted, or become effective, or become applicable to the Premises after the Commencement Date. Notwithstanding the foregoing, to the maximum extent this provision may be enforceable according to law and is not otherwise contrary to public policy, Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to the Building caused solely by any negligent or willful act of Tenant, or its contractors or invitees (including any damage by fire or other casualty arising therefrom), provided that the liability of Tenant under this sentence shall be limited as and to the extend provide in Section 14.20.

(b)           If repairs are required to be made by Tenant pursuant to the terms hereof, Landlord may demand by written notice that Tenant make the same forthwith, and if Tenant refuses or neglects to commence such repairs and complete the same within the cure period provided in Section 13.1 (except in the case of emergency in which event Landlord may make such repairs immediately), Landlord may (but shall not be required to do so) make or cause such repairs to be made.

7.3  FLOOR LOAD—HEAVY MACHINERY.

(a)           Tenant shall not place a load upon any floor in the Premises exceeding 100 lbs. per square foot of Premises Usable Area in the west wing and 125 lbs. per square foot of Premises Usable Area in the east wing or the maximum which such floor was designed to carry and which is allowed by law. Landlord reserves the right to employ Landlord’s structural engineer, at Tenant’s expense, to prescribe the weight and position of all business machines and mechanical equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient, in Landlord’s judgment, to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Building without Landlord’s prior consent, which shall not be unreasonably withheld, conditioned or delayed, but which consent may include a requirement to provide reasonable insurance, naming Landlord as an insured, in such amounts as Landlord may deem reasonable.

(b)           If any such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do such work, and that all work in connection therewith shall comply with applicable laws and regulations. Any such moving shall be at the sole risk and hazard of Tenant, and Tenant will exonerate, indemnify and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving.

7.4  BUILDING SERVICES.

(a)           Landlord shall, on Business Days from 8:00 a.m. to 6:00 p.m., furnish heating and cooling as normal seasonal changes may require at least equal to 1cfm per square foot of Premises Usable Area with 20% outdoor air to maintain 69-74 degree Fahrenheit Temperature, under normal business operation at an occupancy of not more than one person per 100 square feet of Premises Usable Area and a combined lighting and standard electrical load not exceeding 3.0 watts per square foot of Premises Usable Area, with the use of venetian blinds on the windows. If Tenant shall require air conditioning, heating or ventilation outside the hours and days above specified, Tenant shall give Landlord at least 24 hours’ prior notice of such requirement. Landlord shall furnish such service and Tenant shall pay therefor such charges as may from time to time be in effect. Such charge is currently $50.00 per hour per floor. Notwithstanding the foregoing, Landlord shall provide heating and cooling from 8:00 a.m. to 1:00 p.m., on no more than twenty-six (26) Saturdays per calendar year, solely to the portion of the Premises on the second floor of the Building, provided and on condition that Tenant notifies Landlord in writing that it will require such heating or cooling not less than 24 hours prior to the applicable Saturday. In the event Tenant introduces into the Premises personnel or equipment which overloads the capacity of the Building system or in any other way interferes with the system’s ability to perform adequately its proper functions, supplementary systems may, if and as needed, at Landlord’s option, be provided by Landlord, at Tenant’s expense.

(b)           Landlord shall also provide:

(i)            Passenger elevator service in common with Landlord and other tenants in the Building.

(ii)           Hot water for lavatory and kitchen purposes and cold water (at temperatures supplied by the City of Medford) for drinking, kitchen and lavatory and toilet purposes at a central service area on each floor. If Tenant uses water for any purpose other than for ordinary office kitchen, lavatory and drinking purposes, Landlord may assess a reasonable charge for the additional water so used or install a water meter and thereby measure Tenant’s water consumption for all purposes. In the latter event, Tenant shall pay the cost of the meter and the cost of installation thereof and shall keep such meter and installation equipment in good working order and repair. Tenant agrees to pay for water consumed, as shown on such meter, together with the sewer charge based on such meter charges, as and when bills are rendered, and in default in making such payment Landlord may pay such charges and collect the same from Tenant as an additional charge.

(iii)          Cleaning and janitorial services on Business Days to (x) the Premises, provided the same are kept in order by Tenant and no extra services are necessary by reason of any special installations made by Tenant, and (y) the Common Areas, substantially in accordance with the cleaning standards set forth in Exhibit CS attached hereto.

(iv)          Free access to the Premises at all times, 24/7, subject to reasonable security restrictions from time to time in effect, and subject always to restrictions based on emergency conditions.

(v)           Backup power for normal office use to the Premises through three 2,000 kva generators. Landlord shall perform scheduled preventative maintenance twice per year during the Term. Preventative maintenance will be performed to one generator at a time while the remaining two are on line and available. In addition, the generators will be exercised every two weeks during off hours by running each one for a half hour.

(vi)          Illuminate the parking areas and the sidewalks after dusk, and illuminate the interior Common Areas.

(c)           Landlord or Agent from time to time may provide one or more uniformed attendants in or about the lobby of the Building. Such attendant(s) serve functions such as assisting visitors and invitees of tenants and others in the Building, monitoring fire control and alarm equipment, and summoning emergency services to the Building as and when needed. Tenant expressly acknowledges and agrees that: (i) such attendants are not police officers, they are unarmed, and they are not trained in situations involving potentially physical confrontation; and (ii) such attendants have been provided as an amenity to tenants of the Building for the sole purposes set forth above, and not for the purpose of securing any individual tenant premises or guaranteeing the physical safety of Tenant’s Premises or of Tenant’s employees, agents, contractors or invitees. If and to the extent that Tenant desires to provide additional security for the Premises or for such persons or their property, Tenant shall be responsible for so doing, after having first consulted with Landlord and after obtaining Landlord’s consent, which shall not be unreasonably withheld. Landlord expressly disclaims any and all responsibility and/or liability for the physical safety of Tenant’s property, and for that of Tenant’s employees, agents, contractors and invitees, and, without in any way limiting the operation of Article X hereof, to the extent permissible by applicable law, Tenant, for itself and its agents, contractors, invitees and employees, hereby expressly waives any claim, action, cause of action or other right which may accrue or arise as a result of any damage or injury to the person or property of Tenant or any such agent, invitee, contractor or employee. Tenant acknowledges that the Building is located in an urban area, and that crimes against property and persons do occasionally occur. Tenant agrees that, as between Landlord and Tenant, it is Tenant’s responsibility to advise its employees, agents, contractors and invitees as to necessary and appropriate safety precautions.

7.5  ELECTRICITY.

(a)           Landlord shall furnish electricity to the Premises for lights, outlets and supplemental HVAC service dedicated to Tenant’s Premises to meet a so-called “connected load” requirement not to exceed six (6.0) watts at 277/480 volts per square foot of Premises Usable Area. Tenant agrees in its use of the Premises not to exceed such requirement and that its total connected lighting load will not exceed the maximum from time to time permitted under applicable governmental regulations. Landlord shall purchase and install, at Tenant’s expense (without mark-up or service charge), all replacement lamps, tubes, bulbs, starters and ballasts; provided, however, Landlord agrees to purchase and install, at Landlord’s expense, any lamps, tubes, bulbs, starters and ballasts during the first three (3) months of the Term. In order to assure that the foregoing requirements are not exceeded and to avert possible adverse affect on the Building’s electrical system, Tenant shall not, without Landlord’s prior consent, connect any fixtures, appliances or equipment to the Building’s electrical distribution system other than typewriters, printers, fax machines, pencil sharpeners, desk top calculators, dictaphones, photocopiers, personal computers, word processors, radios and other similar small electrical equipment normally found in business offices.

(b)           Tenant shall be responsible for the payment of all electricity used and consumed in the Premises, including, without limitation for lights, outlets and supplemental HVAC service dedicated to Tenant’s Premises, provided however, once Tenant has installed the equipment in the Data Center, and such equipment is in operation, Tenant shall pay for all electricity used in the Data Center, allocated by Landlord on a per square foot basis to the Data Center. Landlord shall install a separate check meter measuring the electricity used and consumed in the Premises, and from time to time, but not more than once per calendar month, Landlord shall invoice Tenant for electricity used and consumed in the Premises, at Landlord’s cost therefore, without markup. Tenant shall pay Landlord the invoiced amount as Additional Rent hereunder within thirty (30) days after receipt of each such invoice. The obligation to pay for electricity used and consumed in the Premises during the last month of the Term hereof shall survive expiration of the Term.

(c)           Landlord shall have the right to discontinue furnishing electricity to the Premises at any time upon not less than thirty (30) days’ notice to Tenant provided that Landlord shall, at Landlord’s expense, separately meter the Premises directly to the applicable public utility company. If Landlord exercises such right, from and after the effective date of such discontinuance, Landlord shall not be obligated to furnish electricity to the Premises, and Landlord shall permit Landlord’s existing wires, risers, conduits and other electrical equipment of Landlord to be used to supply electricity to Tenant provided that the limits set forth in paragraph (a) shall not be exceeded, and Tenant shall be responsible for payment of all electricity charges directly to such utility.

(d)           Notwithstanding anything to the contrary in this Article 7 or in this Lease contained, Landlord may institute, and Tenant shall comply with, such policies, programs and measures as may be reasonably necessary, required, or expedient for the conservation and/or preservation of energy or energy services, or as may be reasonably necessary or required to comply with applicable codes, rules, regulations or standards.

(e)           When necessary by reason of accident or emergency, or for repair, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary to be made, or of difficulty or inability in securing supplies or labor, or of strikes, or of any other cause beyond the reasonable control of Landlord, whether such other cause be similar or dissimilar to those hereinabove specifically mentioned until said cause has been removed, Landlord reserves the right to interrupt, curtail, stop or suspend (i) the furnishing of heating, elevator, air conditioning, and cleaning services and (ii) the operation of plumbing and electric systems. Landlord shall exercise reasonable diligence to eliminate the cause of any such interruption, curtailment, stoppage or suspension, and perform any such repair or replacement in such a manner so as to minimize any unreasonably interference with Tenant’s use of the Premises, but there shall be no diminution or abatement of rent or other compensation due from Landlord to Tenant hereunder, nor shall this Lease be affected or any of the Tenant’s obligations hereunder reduced, and the Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems. Except as set forth in paragraph (f) below, no diminution or abatement of rent or other compensation, nor any direct, indirect or consequential damages shall or will be claimed by Tenant as a result of, nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of, any such interruption, curtailment, suspension or stoppage in the furnishing of the foregoing services or use, irrespective of the cause thereof. Except as set forth in Section 7.6 below, failure or omission on the part of Landlord to furnish any of the foregoing services or use as provided in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor to render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease.

7.6  INTERRUPTION OF SERVICES.  Notwithstanding anything contained in this Lease to the contrary, if (i) an interruption or curtailment, suspension or stoppage of an Essential Service (as said term is hereinafter defined) shall occur because of a failure of the Building’s systems or a failure of Landlord to perform its obligations set forth herein, or as a result of the acts or negligence of Landlord or any third party under Landlord’s control, including without limitation, any tenant of the Building (any such interruption of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption continues for more than three (3) consecutive Business Days after Landlord shall have received notice thereof from Tenant, and (iii) as a result of such Service Interruption, the conduct of Tenant’s normal operations in the Premises are materially and adversely affected, then there shall be an abatement of one day’s Basic Rent and Escalation Charges for each day during which such Service Interruption continues after such three (3) Business Day period; provided, however, that if any part of the Premises is reasonably useable for Tenant’s normal business operations or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Basic Rent and Escalation Charges shall only be proportionate to the nature and extent of the interruption of Tenant’s normal operations or ability to use the Premises. Except if and to the extent any such failure of Landlord constitutes a default of Landlord pursuant to Section 13.2 below, the rights granted to Tenant under this Section 7.6 shall be Tenant’s sole and exclusive remedy resulting from a failure of Landlord to provide services. For purposes hereof, the term “Essential Services” shall mean the following services: access to the Premises, water and sewer/septic service, HVAC service and electricity, but only to the extent that Landlord has an obligation to provide same to Tenant under this Lease. Any abatement of Basic Rent under this paragraph shall apply only with respect to Basic Rent allocable to the period after each of the conditions set forth in subsections (i) through (iii) hereof shall have been satisfied and only during such times as each of such conditions shall exist.

ARTICLE VIII

REAL ESTATE TAXES

8.1  PAYMENTS ON ACCOUNT OF REAL ESTATE TAXES.

(a)           For the purposes of this Article, the term “Tax Year” shall mean each calendar year during the Term of this Lease; and the term “Taxes” shall mean (i) all taxes, excises, assessments (special or otherwise), levies, fees and all payments or obligations to any governmental body or any other government levies, exactions and charges of every kind and nature, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the Term, imposed or levied upon or assessed against the Property or any portion thereof, and (ii) the reasonable out-of-pocket expenses actually incurred by Landlord in connection with any proceeding for abatement of any of the foregoing items included in Taxes, provided Landlord prevails in such abatement proceeding. Supplementing the foregoing sentence, Landlord agrees to pay any special taxes or special assessments over the longest period permitted and to include in the Taxes for any Tax Year only the installment amount of such special taxes or special assessments (plus any interest, other than penalty interest, payable thereon) required to be paid during the Tax Year in question. There shall be excluded from Taxes all income, estate, succession, inheritance and transfer taxes of Landlord. If and to the extent the Building at any time becomes part of a larger project or development, and Taxes are not separately allocated by the taxing authority among the various buildings in such project or development, Landlord shall, in accordance with commercially reasonable practices, allocate to the Building for each calendar year or portion thereof during the Term an equitable portion of such Taxes.

(b)           Commencing January 1, 2006, in the event that for any reason, Taxes during any Tax Year shall exceed Base Taxes, Tenant shall pay to Landlord, as an Escalation Charge, an amount equal to (i) the excess of Taxes over Base Taxes for such Tax Year multiplied by (ii) the Escalation Factor, such amount to be apportioned for any fraction of a Tax Year in which the Commencement Date falls or the Term of this Lease ends.

(c)           Estimated payments by Tenant on account of Taxes shall be made monthly on the first day of each and every calendar month during the Term of this Lease and otherwise in the manner herein provided for the payment of Basic Rent based on Landlord’s good faith estimate of such Taxes for such Tax Year. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the time real estate tax payments are due a sum equal to Tenant’s required payments, as estimated by Landlord from time to time, on account of Taxes for the then current Tax Year. Promptly after the end of each calendar year and receipt by Landlord of bills for such Taxes, Landlord shall advise Tenant of the amount thereof and the computation of Tenant’s payment on account thereof along with copies of such tax bills. If estimated payments theretofore made by Tenant for the Tax Year covered by such bills exceed the required payments on account thereof for such Year, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant on account of Basic Rent or Escalation Charges (or refund such overpayment within thirty (30) days after the end of the Term if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but if the required payments on account thereof for such Year are greater than estimated payments theretofore made on account thereof for such Year, Tenant shall make payment to Landlord within thirty (30) days after being so advised by Landlord.

8.2  ABATEMENT.  Upon the written request of Tenant, Landlord will consider in good faith whether to contest or seek abatement of any Taxes affecting the Premises. In the event Landlord receives a request from tenants (including Tenant) occupying at least 60% of the rentable area of the Building, Landlord shall contest or seek abatement of Taxes affecting the Premises. If Landlord shall receive any tax refund or reimbursement of Taxes or sum in lieu thereof with respect to any Tax Year, then out of any balance remaining thereof after deducting Landlord’s expenses reasonably incurred in obtaining the same, Landlord shall pay to Tenant, provided there does not then exist a Default of Tenant, an amount equal to such refund or reimbursement or sum in lieu thereof (exclusive of any interest) multiplied by the Escalation Factor; provided, that in no event shall Tenant be entitled to receive more than the amount of any payments actually made by Tenant on account of Taxes for such Tax Year pursuant to Section 8.1 or to receive any payment if Taxes for any Tax Year are less than Base Taxes.

8.3  ALTERNATE TAXES.

(a)           If some method or type of taxation shall replace the current method of assessment of real estate taxes in whole or part, or the type thereof, or if additional types of taxes are imposed upon the Property or Landlord, Tenant agrees that such taxes shall be deemed to be and shall be Taxes hereunder and Tenant shall pay an equitable share of the same as an additional charge computed in a fashion consistent with the method of computation herein provided, to the end that Tenant’s share thereof shall be, to the maximum extent practicable, comparable to that which Tenant would bear under the foregoing provisions. In calculating the alternative tax, Landlord shall assume that the Building and the Property are the only real estate owned by Landlord.

(b)           If a tax (other than a Federal or State net income tax) is assessed on account of the rents or other charges payable by Tenant to Landlord under this Lease, Tenant agrees to pay the same as an additional charge within ten (10) days after billing therefor, unless applicable law prohibits the payment of such tax by Tenant.

ARTICLE IX

OPERATING EXPENSES

9.1  DEFINITIONS.  For the purposes of this Article, the following terms shall have the following respective meanings:

Operating Year: Each calendar year in which any part of the Term of this Lease shall fall.

Operating Expenses: The aggregate costs or expenses incurred by Landlord with respect to the operation, administration, cleaning, repair, maintenance and management of the Property including, without limitation, those items enumerated in Exhibit OC annexed hereto, provided that, if during any portion of the Operating Year for which Operating Expenses are being computed, the Building was not operated or less than 95% of Building Rentable Area was occupied by tenants or if Landlord is not supplying all tenants with the services and utilities being supplied hereunder, actual Operating Expenses incurred shall be reasonably projected by Landlord to the estimated Operating Expenses that would have been incurred if the Building were fully occupied for such Year and such services and utilities were being supplied to all tenants, and such projected amount shall, for the purposes hereof, be deemed to be the Operating Expenses for such Year. If and to the extent the Building becomes at any time part of a larger project or development, and if services (e.g. snow removal and landscaping) which are then Operating Expenses under this Lease are provided by Landlord to the exterior common areas which are shared in common among the buildings in such project or development, then Landlord shall, in accordance with commercially reasonable practices, allocate to each building within the project or development (including the Building) its equitable share of the cost of such services for each calendar year.

9.2  TENANT’S PAYMENTS.

(a)           Commencing on January 1, 2006, in the event that Operating Expenses for any Operating Year shall exceed Base Operating Expenses, Tenant shall pay to Landlord, as an Escalation Charge, an amount equal to (i) the excess of Operating Expenses for such Operating Year over Base Operating Expenses, multiplied by (ii) the Escalation Factor, such amount to be apportioned for any Operating Year in which the Commencement Date falls or the Term of this Lease ends. Notwithstanding the foregoing, Tenant’s share of Controllable operating Expenses (defined below) as determined in accordance with this Section 9.2(a) shall not increase by more than five percent (5%) over Tenant’s share of Controllable Operating Expenses in the previous calendar year, including over Base Operating Expenses. The term “Controllable Operating Expenses” means the items of Operating Expenses for payroll, cleaning, and service contracts for the Property, including electrical, HVAC, elevator, janitorial, life/safety and landscaping contracts.

(b)           Estimated payments by Tenant on account of Operating Expenses shall be made monthly on the first day of each and every calendar month during the Term of this Lease based on Landlord’s good faith estimate of Operating Expenses for such Operating Year (taking into consideration the Operating Expenses for the prior Operating Year and any reasonably anticipated increases), and otherwise in the manner herein provided for the payment of Basic Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the end of each Operating Year with a sum equal to Tenant’s required payments, as estimated by Landlord from time to time during each Operating Year (but not more than twice in any one Operating Year), on account of Operating Expenses for such Operating Year. After the end of each Operating Year, Landlord shall submit to Tenant a reasonably detailed accounting of Operating Expenses for such Year. Landlord shall use reasonable efforts to deliver such accounting within one hundred twenty (120) days after the end of such Operating Year. If estimated payments theretofore made for such Year by Tenant exceed Tenant’s required payment on account thereof for such Year, according to such statement, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to Basic Rent and Escalation Charges (or within thirty (30) days, refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but, if the required payments on account thereof for such Year are greater than the estimated payments (if any) theretofore made on account thereof for such Year, Tenant shall make payment to Landlord within 30 days after being so advised by Landlord.

(c)           Tenant shall have the right to examine, copy and audit Landlord’s books and records establishing Operating Expenses for any Operating Year for a period of one (1) year following the date that Tenant receives the statement of Operating Expenses for such Operating Year from Landlord. Tenant shall give Landlord not less than ten (10) Business Days’ prior notice of its intention to examine and audit such books and records, and such examination and audit shall take place at such place within Massachusetts as Landlord routinely maintains such books and records. As a condition to performing any such examination, Tenant’s examiners shall be required to execute and deliver to Landlord an agreement, in form reasonably acceptable to Landlord, Tenant and such examiners, agreeing (i) to keep confidential (with customary exceptions) any information which it discovers about Landlord or the Building in connection therewith that is not otherwise “public” information and (ii) to refrain from soliciting other tenants in the Building. Such examination may be made only by Tenant, its employees and/or by an independent certified public accounting firm approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Without limiting Landlord’s approval rights, Landlord may withhold its approval of any examiner that is being compensated on a contingent fee basis. All costs of the examination and audit shall be borne by Tenant. If, pursuant to the audit, the payments made for such Operating Year by Tenant exceed Tenant’s required payment on account thereof for such Operating Year, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to Operating Expenses (or promptly refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but, if the payments made by Tenant for such Operating Year are less than Tenant’s required payment as established by the examination and audit, Tenant shall pay the deficiency to Landlord within thirty (30) days after conclusion of the examination and audit, and the obligation to make such payment for any period within the Term shall survive expiration of the Term. If Tenant’s audit demonstrates that Landlord’s annual statement of Operating Expenses overstated Operating Expenses for such Operating Year by more than five percent (5%), then Landlord shall pay Tenant’s out-of-pocket costs to perform such audit. If Tenant does not elect to exercise its right to examine and audit Landlord’s books and records for any Operating Year within the time period provided for by this paragraph, Tenant shall have no further right to challenge Landlord’s statement of Operating Expenses. If Landlord shall dispute Tenant’s accounting and such dispute has not been settled by agreement, either party may submit the dispute to arbitration in accordance with the commercial arbitration rules of the American Arbitration Association within 90 days after giving of such accounting. The decision of the arbitrators shall be final and binding on Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. Pending resolution by agreement or arbitration, Tenant shall make any payment due shown by such accounting to be without prejudice to Tenant’s position.

ARTICLE X

INDEMNITY AND PUBLIC LIABILITY INSURANCE

10.1  TENANT’S INDEMNITY.  Except to the extent arising from the negligence or willful misconduct of Landlord or its agents or employees, to the maximum extent this agreement may be made effective according to law, and subject to the provisions of Section 14.20, Tenant agrees to indemnify and save harmless Landlord from and against all claims, loss, cost, damage or expense of whatever nature arising: (i) from any accident, injury or damage whatsoever to any person, or to the property of any person, occurring in or about the Premises; (ii) from any accident, injury or damage occurring outside of the Premises but on the Property where such accident, damage or injury results or is claimed to have resulted from the negligence or willful misconduct of Tenant or Tenant’s agents or employees or independent contractors; or (iii) in connection with the use or management of the Premises or of any business therein, or any thing or work whatsoever done, or any condition created

(other than by Landlord) in the Premises; and, in any case, occurring after the date of this Lease until the end of the Term of this Lease and thereafter so long as Tenant is in occupancy of any part of the Premises. This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof, including, without limitation, reasonable attorneys’ fees and costs at both the trial and appellate levels.

10.2  LANDLORD’S INDEMNITY.  Except to the extent Tenant is required to indemnify Landlord pursuant to Section 10.1 above, to the maximum extent this agreement may be made effective according to law, and subject to the provisions of Section 14.20, Landlord agrees to indemnify and save harmless Tenant from and against all claims, loss, cost, damage or expense of whatever nature arising from any accident, injury or damage occurring on the Property where such accident, damage or injury results or is claimed to have resulted from the negligence or willful misconduct of Landlord or Landlord’s agents or employees or independent contractors; and, in any case, occurring after the date of this Lease until the end of the Term of this Lease and thereafter so long as Tenant is in occupancy of any part of the Premises. This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof, including, without limitation, reasonable attorneys’ fees and costs at both the trial and appellate levels.

10.3  GENERAL LIABILITY INSURANCE.  Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of any part of the Premises, a policy of commercial general liability and property damage insurance (including broad form contractual liability, independent contractor’s hazard and completed operations coverage) under which Tenant is named as an insured and Landlord, Agent, and any Mortgagee whose identity may be set out in a notice from time to time, are named as additional insureds, and under which the insurer agrees to indemnify and hold Landlord, Agent and those in privity of estate with Landlord, harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages set forth in Section 10.1. Each such policy shall be written on an “occurrence” basis, and shall be in at least the amounts of the Initial Public Liability Insurance specified in Section 1.3 or such greater amounts as are customary for prudent property owners in the area in which the Property is located, as Landlord shall from time to time request, but not more than once in any five year period (other than pursuant to the reasonable request of any institutional mortgagee of the Property), with deductibles not to exceed $10,000.00 for any one occurrence, and a certificate thereof shall be delivered to Landlord.

10.4  TENANT’S RISK AND PROPERTY DAMAGE INSURANCE.  To the maximum extent this agreement may be made effective according to law, neither Landlord nor Landlord’s insurers shall have any responsibility or liability for any loss of or damage to Tenant’s Removable Property. Tenant shall carry “Special Form” property insurance on a “replacement cost” basis, with deductibles not to exceed $10,000.00 for any one occurrence insuring Tenant’s Removable Property. The provisions of this Section 10.4 shall be applicable from and after the execution of this Lease and until the end of the Term of this Lease, and during such further period as Tenant may use or be in occupancy of any part of the Premises or of the Building.

10.5  INJURY CAUSED BY THIRD PARTIES.  To the maximum extent this agreement may be made effective according to law, Tenant agrees that Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Property or otherwise.

10.6  CERTIFICATES OF INSURANCE.  Such insurance shall be effected with insurers with a Best Rating of at least A-:VIII, authorized to do business in the state wherein the Building is situated.

Such insurance shall provide that the insurer will endeavor to notify the holder of cancellation, but not modification, of the policies listed on the certificate at least thirty (30) days in advance by written notice to the named insured therein; provided however, the failure to so notify shall not impose any liability on the insurer. Notwithstanding the foregoing, Tenant agrees to notify Landlord of any such cancellation or modification at least twenty (20) days before the occurrence thereof. On or before the time Tenant and/or its contractors enter the premises in accordance with this Lease and thereafter not less than fifteen (15) days prior to the expiration date of each expiring policy, certificates of the policies provided for in this Article X issued by the respective insurers, together with evidence satisfactory to Landlord of the payment of all premiums for such policies, shall be delivered by Tenant to Landlord and upon request of Landlord, be delivered by Tenant to the holder of any mortgage affecting the Premises.

10.7  LANDLORD’S INSURANCE.  At all times throughout the term, Landlord shall carry and maintain (a) commercial general liability insurance applicable to the Building and the Property and its appurtenances in at least the amounts required to be maintained by Tenant from time to time, which insurance shall also insure Landlord’s indemnification obligations under this Lease, and (b) “Special Form” property insurance on a “replacement cost” basis insuring the Building above foundation walls (including work, installations, improvements and betterments in the Premises), the other improvements constructed on the Property, and all of Landlord’s personal property on the Property and in the Building. Such insurance shall be effected with insurers with a Best Rating of at least A-:VIII, authorized to do business in the state wherein the Building is situated.

ARTICLE XI

LANDLORD’S ACCESS TO PREMISES

11.1  LANDLORD’S RIGHTS.  Landlord and/or Agent shall have the right to enter the Premises at all reasonable hours upon reasonable prior notice (except in case of emergency) and at any time for an emergency for the purpose of inspecting or making repairs to the same, and Landlord and/or Agent shall also have the right to make access available at all reasonable hours to prospective or existing mortgagees, purchasers or, in the last twelve months of the Term, to tenants of all or any part of the Property.

ARTICLE XII

FIRE, EMINENT DOMAIN, ETC.

12.1  ABATEMENT OF RENT.  If the Premises or the Building shall be damaged by fire or casualty, Basic Rent and Escalation Charges payable by Tenant shall abate proportionately for the period in which, by reason of such damage, all or a portion of the Premises is rendered untenantable having regard to the extent to which Tenant may be required to discontinue Tenant’s use of all or a portion of the Premises, but such abatement or reduction shall end if and when Landlord shall have substantially restored the Premises (including any alterations, additions or improvements made by Tenant pursuant to Section 5.2, to the extent that the same have become the property of Landlord) to the condition in which they were prior to such damage. If the Premises shall be affected by any exercise of the power of eminent domain, Basic Rent and Escalation Charges payable by Tenant shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant. In no event shall Landlord have any liability for damages to Tenant for inconvenience, annoyance or interruption of business arising from such fire, casualty or eminent domain.

12.2  LANDLORD’S RIGHT OF TERMINATION.  If the Premises or the Building are substantially damaged by fire or casualty (the term “substantially damaged” meaning damage of such a character that Landlord’s architect estimates that repair of such damage cannot be completed within 180 days from the date such restoration work would commence), or if any part of the Building is taken by any exercise of the right of eminent domain which would leave the remainder of the Building unsuitable or uneconomic for use as an office building comparable to its use on the Commencement Date, then Landlord shall have the right to terminate this Lease (even if Landlord’s entire interest in the Premises may have been divested) by giving notice of Landlord’s election so to do within sixty (60) days after the occurrence of such casualty or the effective date of such taking, whereupon this Lease shall terminate 30 days after the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

12.3  TENANT’S RIGHT OF TERMINATION; RESTORATION.  In the event of (a) any fire or other casualty affecting the Premises, or any portion of the Building that unreasonably adversely affects Tenant’s use and occupancy of the Premises, and Landlord’s architect estimates that repair of such damage cannot be completed within 180 days from the date such restoration work would commence, or (b) a taking of any portion of the Premises, the Building, and/or the Property that adversely affects Tenant’s access to, and/or Tenant’s use and occupancy of, the Premises, Tenant may elect to terminate this Lease by written notice to Landlord, delivered within thirty (30) days after the date of such fire or other casualty, or within thirty (30) days after notice of such taking. If this Lease shall not be so terminated by Tenant, or by Landlord pursuant to Section 12.2, Landlord shall thereafter use due diligence to restore the Premises, the Building and/or the Property (including any alterations, additions or improvements made by Tenant pursuant to Section 5.2, to the extent that the same have become the property of Landlord) to the condition in which they were prior to such damage or taking, provided that Landlord’s obligation shall be limited to the amount of insurance proceeds (and any deductible amount) available therefor (provided that Landlord maintains the insurance required to be maintained by Landlord under this Lease), or any award available for such taking in the event of a taking. If, for any reason, such restoration shall not be substantially completed within two hundred seventy (270) days after the date of such damage or taking (which 270-day period may be extended for such periods of time as Landlord is prevented from proceeding with or completing such restoration for any cause beyond Landlord’s reasonable control, but in no event for more than an additional ninety (90) days), then Tenant shall have the right to terminate this Lease by giving notice to Landlord thereof within thirty (30) days after the expiration of such period (as so extended). Upon the giving of such notice, this Lease shall cease and come to an end thirty (30) days after the giving of such notice, without further liability or obligation on the part of either party, unless, within such 30-day period, Landlord substantially completes such restoration. Such right of termination shall be Tenant’s sole and exclusive remedy at law or in equity for Landlord’s failure so to complete such restoration.

12.4  AWARD.  Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Property and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of such taking, damage or destruction, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for the value of any of Tenant’s Removable Property installed in the Premises by Tenant at Tenant’s expense and for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE XIII

DEFAULT

13.1  TENANT’S DEFAULT.

(a)           If at any time subsequent to the date of this Lease any one or more of the following events (herein referred to as a “Default of Tenant”) shall happen:

(i)            Tenant shall fail to pay the Basic Rent, Escalation Charges, additional charges or other charges hereunder when due and such failure shall continue for five (5) full Business Days after written notice from Landlord, provided, however, if, in any twelve-month period, Landlord has given to Tenant two (2) notices of a monetary default under this clause (i), then, with respect to any subsequent failure to pay that occurs during such twelve (12) month period after the giving of the second (2nd) notice, Landlord shall not be obligated to give, and Tenant shall not be entitled to receive, a notice, and a Default of Tenant shall be deemed to have occurred immediately upon such subsequent failure; or

(ii)           Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same as soon as practicable and in any event within thirty (30) days after notice to Tenant specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly (and in any event within such thirty (30) day period) to remedy the same and to prosecute such remedy to completion with diligence and continuity; or

(iii)          Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(iv)          Tenant shall make an assignment for the benefit of creditors or shall be adjudicated insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors (other than the Bankruptcy Code, as hereinafter defined), or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

(v)           An Event of Bankruptcy (as hereinafter defined) shall occur with respect to Tenant; or

(vi)          A petition shall be filed against Tenant under any law (other than the Bankruptcy Code) seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any trustee, conservator, receiver or liquidator of Tenant or of all or any substantial part of its properties shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive);

then in any such case Landlord may terminate this Lease by notice to Tenant, specifying a date not less than five (5) days after the giving of such notice on which this Lease shall terminate, Landlord being under no obligation to accept any cure of such Default of Tenant offered by Tenant during such period prior to the effective date of such termination, such period being provided solely to accommodate Tenant’s vacating of the Premises. This Lease shall come to an end on the date of such notice as fully and completely as if such date were the date herein originally fixed for the expiration of the Term of this Lease, and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

(b)           For purposes of clause (a)(v) above, an “Event of Bankruptcy” means the filing of a voluntary petition by Tenant, or the entry of an order for relief against Tenant, under Chapter 7, 11, or 13 of the Bankruptcy Code, and the term “Bankruptcy Code” means 11 U.S.C §101, et seq. If an Event of Bankruptcy occurs, then the trustee of Tenant’s bankruptcy estate or Tenant as debtor-in-possession may (subject to final approval of the court) assume this Lease, and may subsequently assign it, only if it does the following within 60 days after the date of the filing of the voluntary petition, the entry of the order for relief (or such additional time as a court of competent jurisdiction may grant, for cause, upon a motion made within the original 60-day period):

(i)            file a motion to assume the Lease with the appropriate court;

(ii)           satisfy all of the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(A)          cure all Defaults of Tenant under this Lease or provide Landlord with Adequate Assurance (as defined below) that it will (x) cure all monetary Defaults of Tenant hereunder within 10 Business Days from the date of the assumption; and (y) cure all nonmonetary Defaults of Tenant hereunder within the time periods set forth above in Section 13.1(a) from the date of the assumption;

(B)           compensate Landlord and any other person or entity, or provide Landlord with Adequate Assurance that within a reasonable period of time after the date of the assumption, it will compensate Landlord and such other person or entity, for any actual pecuniary loss that Landlord and such other person or entity incurred as a result of any Default of Tenant, the trustee, or the debtor-in-possession; and

(C)           provide Landlord with Adequate Assurance of Future Performance (as defined below) of all of Tenant’s obligations under this Lease.

(c)           Intentionally Omitted.

(d)           For purposes only of paragraph (b), and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and applicable case law, “Adequate Assurance of Future Performance” means at least meeting the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(i)            the trustee or debtor-in-possession depositing with Landlord, as security for the timely payment of rent and other monetary obligations, an amount equal to the sum of two (2) months’ Basic Rent plus an amount equal to two (2) months’ installments on account of Operating Expenses and Taxes, computed in accordance with Articles 8 and 9;

(ii)           the trustee or debtor-in-possession providing adequate assurance of the source of the rent and other consideration due under this Lease;

(iii)          Tenant’s bankruptcy estate and the trustee or debtor-in-possession providing Adequate Assurance that the bankruptcy estate (and any successor after the conclusion of the Tenant’s bankruptcy proceedings) will have sufficient funds to fulfill Tenant’s obligations hereunder; and

(e)           If the trustee or the debtor-in-possession assumes the Lease under paragraph (b) above and applicable bankruptcy law, it may assign its interest in this Lease only if the proposed assignee first provides Landlord with Adequate Assurance of Future Performance of all of Tenant’s obligations under the Lease, and, with respect to an assignment to a person or entity that proposes to use the Premises for purposes other than the Permitted Uses, if Landlord determines, in the exercise of its reasonable business judgment, that the assignment of this Lease will not result in a breach by Landlord of its obligations under any other lease, or any mortgage, financing agreement, or other agreement relating to the Property by which Landlord or the Property is then bound (and Landlord shall not be required to obtain consents or waivers from any third party required under any lease, mortgage, financing agreement, or other such agreement by which Landlord is then bound).

(f)            For purposes only of paragraph (e) above, and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and applicable case law, “Adequate Assurance of Future Performance” means at least the satisfaction of the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(i)            the proposed assignee submitting a current financial statement, that shows a net worth and working capital in amounts determined in the reasonable business judgment of Landlord to be sufficient to assure the future performance by the assignee of Tenant’s obligation under this Lease;

(g)           If this Lease shall have been terminated as provided in this Article, or if any execution or attachment shall be issued against Tenant or any of Tenant’s property whereupon the Premises shall be taken or occupied by someone other than Tenant, then Landlord may re-enter the Premises, either by summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made.

(h)           In the event of any termination, Tenant shall pay the Basic Rent, Escalation Charges and other sums payable hereunder up to the time of such termination, and thereafter Tenant, until the end of what would have been the Term of this Lease in the absence of such termination, and whether or not the Premises shall have been relet, shall be liable to Landlord for, and shall pay to Landlord, as liquidated current damages, the Basic Rent, Escalation Charges and other sums that would be payable hereunder if such termination had not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all reasonable expenses in connection with such reletting, including, without limitation, all reasonable repossession costs, brokerage commissions, legal expenses, attorneys’ fees, advertising, alteration costs and expenses of preparation for such reletting. Tenant shall pay such damages to Landlord monthly on the days which the Basic Rent would have been payable hereunder if this Lease had not been terminated.

(i)            At any time after such termination, whether or not Landlord shall have collected any such current damages, as liquidated final damages and in lieu of all such current damages beyond the date of such demand, at Landlord’s election Tenant shall pay to Landlord an amount equal to the excess, if any, of the Basic Rent, Escalation Charges and other sums as hereinbefore provided which would be payable hereunder from the date of such demand assuming that, for the purposes of this paragraph, annual payments by Tenant on account of Taxes and Operating Expenses would be the same as the payments required for the immediately preceding Operating or Tax Year for what would be the then unexpired Term of this Lease if the same remained in effect, over the then fair net rental value of the Premises for the same period, discounted to present value using a discount rate equal to the average yield to maturity of United States treasury instruments having a maturity comparable to time period between the date of such termination or reentry and the original expiration date of the Term of this Lease.

(j)            In case of any Default by Tenant, re-entry, expiration and dispossession by summary proceedings or otherwise, Landlord may (i) re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to re-let the same and (ii) may make such reasonable alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable and necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under such re-letting. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease. The foregoing notwithstanding, in the event of termination of this Lease or repossession of the Premises after a Default of Tenant, and provided Tenant has not refused to reasonably work with Landlord in surrendering possession of the Premises as required herein after such termination or repossession, Landlord shall use commercially reasonable efforts to mitigate its damages hereunder, provided that Landlord (i) shall not be obligated to show preference for reletting the Premises over any other vacant space in the Building; (ii) may divide the Premises, or to consolidate portions of the Premises with other spaces, in order to facilitate such reletting, as Landlord deems appropriate, (iii)may relet the whole or any portion of the Premises for any period, to any tenant, and for any use and purpose, and upon such terms as it deems appropriate, and may grant any rental or other lease concessions as it reasonably deems advisable under prevailing market conditions, including free rent; and (iv) Landlord’s obligation to mitigate damages shall be deemed satisfied by its providing adequate information to a commercial broker as to the availability of such space (based on a customary brokerage fee being earned by such broker), having the Premises available for inspection by prospective tenants during reasonable business hours, and by acceptance of a commercially reasonable offer for the Premises (or reasonable portion thereof) from a creditworthy person or entity based on a form of lease agreement which is substantially the same as the form utilized for other space tenants in the Building, without material change therefrom (and Landlord shall be under no obligation to accept any offer other than a commercially reasonable offer from a creditworthy person or entity at then going rental rates for the Building).

(k)           The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

(l)            All reasonable costs and expenses incurred by or on behalf of Landlord (including, without limitation, attorneys’ fees and expenses at both the trial and appellate levels) in enforcing its rights hereunder or occasioned by any Default of Tenant shall be paid by Tenant.

13.2  LANDLORD’S DEFAULT.  Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or if such failure is of such a nature that Landlord cannot reasonably remedy the same within such thirty (30) day period, Landlord shall fail to commence promptly (and in any event within such thirty (30) day period) to remedy the same and to prosecute such remedy to completion with diligence and continuity. The foregoing shall not derogate from the rights and remedies provided to Tenant in Section 7.6. Without limiting any other rights that Tenant may have under this Lease, at law or in equity, Tenant expressly agrees that this Lease shall be construed as though Landlord’s covenants contained herein are independent and not dependent.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1  EXTRA HAZARDOUS USE.  Tenant covenants and agrees that Tenant will not do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall increase the rate of property or liability insurance on the Premises or the Property above the standard rate applicable to Premises being occupied for Permitted Uses; and Tenant further agrees that, in the event that Tenant shall do any of the foregoing, Tenant will promptly pay to Landlord, on demand, any such increase resulting therefrom, which shall be due and payable as an additional charge hereunder. Landlord represents that, as of the date of this Lease, Tenant’s use of the Premises for the

Permitted Use, in accordance with the terms of this Lease, shall not require any increase in the insurance premiums for the Premises or the Property.

14.2  WAIVER.

(a)           Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of the other’s rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

(b)           No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account of the earliest installment of any payment due from Tenant under the provisions hereof. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

14.3  COVENANT OF QUIET ENJOYMENT.  Tenant, subject to the terms and provisions of this Lease, on payment of the Basic Rent, Escalation Charges and additional charges and observing, keeping and performing all of the other terms and provisions of this Lease on Tenant’s part to be observed, kept and performed, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the term hereof, without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant; the foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied.

14.4  LANDLORD’S LIABILITY.

(a)           Tenant specifically agrees to look solely to Landlord’s interest in the Property, and the insurance and sale proceeds, condemnation awards, rent and other income therefrom, for recovery of any judgment from Landlord; it being specifically agreed that neither Landlord (original or successor) nor any partner of Landlord (nor any principal of any such partner) shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest, or to take any action not involving the personal liability of Landlord (original or successor).

(b)           With respect to any services or utilities to be furnished by Landlord to Tenant, Landlord shall in no event be liable for failure to furnish the same when prevented from doing so by strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, or failure of supply, or failure whenever and for so long as may be necessary by reason of the making of repairs or changes which Landlord is required or is permitted by this Lease or by law to make or in good faith deems necessary, or inability by the exercise of reasonable diligence to obtain supplies, parts or employees necessary to furnish such services, or because of war or other emergency, or for any other cause beyond Landlord’s reasonable control, or for any cause due to any act or neglect of Tenant or Tenant’s servants, agents, employees, licensees or any person claiming by, through or under Tenant. Notwithstanding the foregoing, (A) Landlord shall exercise reasonable diligence to eliminate the cause of any such interruption, curtailment, stoppage or suspension, (B) Landlord shall secure, to the extent commercially reasonable, other means of providing such services or utilities on a temporary basis, and (C) Landlord shall perform any such repair or replacement in such a manner so as to minimize any unreasonably interference with Tenant’s use of the Premises. Landlord hereby acknowledges and agrees that the foregoing provisions shall not derogate from Tenant’s remedies set forth in Section 7.6.

(c)           In no event shall Landlord ever be liable to Tenant for any loss of business or any other indirect or consequential damages suffered by Tenant from whatever cause. Except to the extent arising as a result of any holdover of Tenant in the Premises, in no event shall Tenant ever be liable to Landlord for any loss of business or any other indirect or consequential damages suffered by Landlord from whatever cause.

(d)           Whenever Tenant requests Landlord’s consent or approval (whether or not provided for herein), Tenant shall pay to Landlord, on demand, as an additional charge, any expenses incurred by Landlord (including without limitation legal fees and costs, if any) in connection therewith without limitation.

(e)           With respect to any repairs or restoration which are required or permitted to be made by Landlord, the same may be made during normal business hours and Landlord shall have no liability for damages to Tenant for inconvenience, annoyance or interruption of business arising therefrom. Landlord shall use commercially reasonable efforts to perform any such work in a manner that will not unreasonably interfere with Tenant’s use and occupancy of the Premises, and shall diligently pursue such work to completion.

14.5  NOTICE TO MORTGAGEE OR GROUND LESSOR.  After receiving notice from any person, firm or other entity that it holds a mortgage or a ground lease which includes the Premises, Tenant shall give a copy of any notice of default of Landlord to such holder or ground lessor (provided Tenant shall have been furnished with the name and address of such holder or ground lessor), and the curing of any of Landlord’s defaults by such holder or ground lessor shall be treated as performance by Landlord.

14.6  ASSIGNMENT OF RENTS AND TRANSFER OF TITLE.

(a)           With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect and that, except as aforesaid, such holder shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises.

(b)           In no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such seller-lessee provided such purchaser-lessor enters into a non-disturbance agreement with Tenant, as required by the provisions of Section 14.15. For all purposes, such seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

(c)           Except as provided in paragraph (b) of this Section, in the event of any transfer of title to the Property by Landlord, upon assumption by such transferee of Landlord’s obligations hereunder, Landlord shall thereafter be entirely freed and relieved from the performance and observance of all covenants and obligations hereunder.

14.7  RULES AND REGULATIONS.  Tenant shall abide by rules and regulations from time to time established by Landlord, it being agreed that such rules and regulations will be established and applied by Landlord in a non-discriminatory fashion, such that all rules and regulations shall be applicable to other tenants of the Building. The current rules and regulations in effect for the Building are attached hereto and made a part hereof as Exhibit RR. Landlord agrees to use reasonable efforts to insure that any such rules and regulations are uniformly enforced, but Landlord shall not be liable to Tenant for violation of the same by any other tenant or occupant of the Building, or persons having business with them. In the event that there shall be a conflict between such rules and regulations and this Lease, the provisions of this Lease shall prevail.

14.8  ADDITIONAL CHARGES.  If Tenant shall fail to pay when due any sums under this Lease designated as an Escalation Charge or additional charge, Landlord shall have the same rights and remedies as Landlord has hereunder for failure to pay Basic Rent.

14.9  INVALIDITY OF PARTICULAR PROVISIONS.  If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

14.10  PROVISIONS BINDING, ETC.  Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant (except in the case of Tenant, however, only such assigns as may be permitted hereunder) and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and permitted assigns. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant.

14.11  RECORDING.  Tenant agrees not to record this Lease, but, if the Term of this Lease (including any extended term) is seven (7) years or longer, each party hereto agrees, on the request of the other, to execute a so-called notice of lease in recordable form, complying with applicable law and reasonably satisfactory to Landlord’s attorneys. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

14.12  NOTICES.  Whenever, by the terms of this Lease, notices shall or may be given either to Landlord or to Tenant, such notice shall be in writing and shall be sent by registered, certified or express mail, or by a recognized commercial courier or delivery service, postage or delivery charges prepaid, return receipt requested:

If intended for Landlord, addressed to Landlord c/o Berkeley Investments, Inc., 121 High Street, Boston, Massachusetts 02110 and marked “ATTN: Steve Brooks (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice); or

If intended for Tenant, addressed to Tenant at Tenant’s Original Address until the Commencement Date and thereafter to the Premises, to the attention of the Chief Executive Officer (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice).

All such notices shall be effective when within three (3) days after depositing in the United States Mail or upon delivery to such courier or the next day after deposit with such overnight delivery service within the Continental United States.

14.13  WHEN LEASE BECOMES BINDING.  The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises,

and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and this Lease expressly supersedes any proposals or other written documents relating hereto. This Lease may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

14.14  PARAGRAPH HEADINGS AND INTERPRETATION OF SECTIONS.  The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease. The provisions of this Lease shall be construed as a whole, according to their common meaning (except where a precise legal interpretation is clearly evidenced), and the provisions hereof shall not be construed or interpreted for or against either party, regardless of any rules of construction or interpretation. Use in this Lease of the words “including,” “such as” or words of similar import, when followed by any general term, statement or matter, shall not be construed to limit such term, statement or matter to the specified item(s), whether or not language of non-limitation, such as “without limitation” or “including, but not limited to,” or words of similar import, are used with reference thereto, but rather shall be deemed to refer to all other terms or matters that could fall within a reasonably broad scope of such term, statement or matter. Tenant represents that (i) it has had the opportunity to review this Lease and the terms and conditions herein set forth with sophisticated legal counsel of Tenant’s choosing, and (ii) it has had the opportunity to discuss and negotiate such terms and conditions with Landlord or Landlord’s counsel, and (iii) this Lease as executed represents the results of such review, discussions and negotiations.

14.15  RIGHTS OF MORTGAGEE OR GROUND LESSOR.

(a)           This Lease shall be subordinate to any mortgage or ground lease from time to time encumbering the Premises, whether executed and delivered prior to or subsequent to the date of this Lease, provided and on condition that the holder of such mortgage or ground lease shall execute a subordination, non-disturbance and attornment agreement (“SNDA”) in form and substance reasonably satisfactory to Tenant and such holder; said SNDA shall provide, in part, that Tenant’s right to possession of the Premises shall not be disturbed, and Tenant’s other rights hereunder shall not be adversely affected by, any the exercise of any rights under said mortgage or ground lease, whichever is applicable (including, without limitation a foreclosure of such mortgage or encumbrance or a termination of such ground lease) so long as there is no Default of Tenant under this Lease. If this Lease is subordinated to any mortgage or ground lease and the holder thereof (or successor) shall succeed to the interest of Landlord, Tenant shall attorn to such holder in accordance with the terms of said SNDA and this Lease shall continue in full force and effect between such holder (or successor) (such holder hereinafter referred to as the “Successor Landlord”) and Tenant.

(b)           This Lease is contingent upon the execution and delivery of the SNDA by the holder(s) of the existing mortgage(s) within forty-five (45) days after the execution of this Lease. If such contingency is not satisfied within said forty-five (45) day period, then Tenant shall have the right to terminate this Lease by notice given to Landlord at any time after said forty-five (45) day period. Said termination notice shall be effective on the tenth (10th) day after the giving of such notice, unless this contingency is satisfied on or before said tenth (10th) day.

14.16  ESTOPPEL CERTIFICATE.  Recognizing that both parties may find it necessary to establish to third parties, such as accountants, banks, mortgagees, ground lessors, or the like, the then current status of performance hereunder, either party, on the request of the other made from time to time, will promptly furnish to Landlord, or the holder of any mortgage or ground lease encumbering the Premises, or to Tenant, as the case may be, a statement of the status of any matter pertaining to this Lease, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease.

14.17  INTENTIONALLY OMITTED.

14.18  REMEDYING DEFAULTS.  Landlord shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to perform any of the provisions of this Lease, and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand all such sums, together with interest thereon at a rate equal to 3% over the so-called base rate in effect from time to time at Bank of America, N.A. (but in no event more than 18% per annum), as an additional charge.

14.19  HOLDING OVER.

(a)           Provided that no Default of Tenant has occurred and is continuing, either at the time of exercise or the time such extension commences, Tenant shall have the one-time option to extend the Term of this Lease for an additional six (6) months after the expiration of the Lease (the “Holdover Term”), upon all of the terms and conditions of this Lease, by providing written notice to Landlord not later than twelve (12) months prior to the expiration of the Term of this Lease. The giving of such notice of extension by Tenant shall automatically extend the Term of this Lease for the Holdover Term, and no instrument of renewal or extension need be executed. In the event that Tenant fails to give such notice to Landlord, this Lease shall automatically terminate at the end of the Term then in effect, and Tenant shall have no further option to extend the Term of this Lease.

(b)           Any holding over by Tenant after the expiration of the Term of this Lease not effected by Tenant in accordance with Paragraph (a) shall be treated as a daily tenancy at sufferance at a rate equal to one and a half times the Basic Rent then in effect plus Escalation Charges and other additional charges herein provided (prorated on a daily basis) and shall otherwise be on the terms and conditions set forth in this Lease as far as applicable. Without limiting the foregoing, Tenant shall also be responsible for, and indemnify and hold Landlord harmless from and against, all lost, cost and damage suffered by Landlord (including without limitation loss of rental or loss of a tenant) as a result of any such holding over.

14.20  WAIVER OF SUBROGATION.  Notwithstanding anything to the contrary contained in the Lease, insofar as, and to the extent that, the following provision shall not make it impossible to secure insurance coverage obtainable from responsible insurance companies doing business in the locality in which the Property is located (even though extra premium may result therefrom) Landlord and Tenant: (i) mutually agree that, with respect to any damage to property, the loss from which is covered by insurance then being carried by them, respectively, or would have been covered by insurance if said party had maintained the insurance required under this Lease, the one carrying, or obligated to carry, such insurance and suffering such loss releases the other of and from, and forever waives, any and all claims with respect to such loss, but only to the extent of the limits of insurance carried or required with respect thereto, less the amount of any deductible; and (ii) mutually agree that any property damage insurance carried by either shall provide for the waiver by the insurance carrier of any right of subrogation against the other.

14.21  SURRENDER OF PREMISES.  Upon the expiration or earlier termination of the Term of this Lease, Tenant shall peaceably quit and surrender to Landlord the Premises in neat and clean condition and in good order, condition and repair, together with all alterations, additions and improvements which may have been made or installed in, on or to the Premises prior to or during the Term of this Lease, excepting only (i) ordinary wear and use and (ii) damage by fire or other casualty or as a result of any exercise of the right of eminent domain. Tenant shall remove all of Tenant’s Removable Property and shall repair any damages to the Premises or the Building caused by such removal. Any Tenant’s Removable Property which shall remain in the Building or on the Premises after the expiration or termination of the Term of this Lease shall be deemed conclusively to have been abandoned, and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit, at Tenant’s sole cost and expense.

14.22  INTENTIONALLY OMITTED.

14.23  BROKERAGE.  Tenant warrants and represents that Tenant has dealt with no broker in connection with the consummation of this Lease other than the Brokers and, in the event of any brokerage claims against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify Landlord against any such claim (except any claim by the Brokers).

14.24  GOVERNING LAW.  This Lease shall be governed exclusively by the provisions hereof and by the laws of the Commonwealth of Massachusetts, as the same may from time to time exist.

14.25  BLINDS AND DRAPES.  No blinds may be put on or in any window or elsewhere if visible from the exterior of the Building, nor may the building standard drapes or blinds be removed by Tenant. Tenant may hangs its own drapes, provided that they shall not in any way interfere with the building standard drapery or blinds or be visible from the exterior of the Building and that such drapes are so hung and installed that when drawn, the building standard drapery or blinds are automatically also drawn. Neither Landlord’s name, nor the name of the Building, or the name of any other structure erected therein shall be used without Landlord’s consent in any advertising material (except on business stationery or as an address in advertising matter), nor shall any such name, as aforesaid, be used in any undignified, confusing, detrimental or misleading manner.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed, under seal, by persons hereunto duly authorized, in multiple copies, each to be considered an original hereof, as of the date first set forth above.

LANDLORD: CABOT ROAD PARTNERS, LLC

		By:	BERKELEY INVESTMENTS, INC., its general partner

Attest:	/s/ STEVE BROOKS	By:	/s/ DONALD CUFF

TENANT:
THE FIRST MARBLEHEAD CORPORATION

Attest:		By:	/s/ ANDREW J. HAWLEY
(Vice) President

Attest:		By:
(Assistant) Treasurer

EXHIBIT FP

(Floor Plan of the Premises)

[schematic diagrams of second and third floors]

EXHIBIT FP-1

(Floor Plan of the Expansion Premises)

[schematic diagram of first refusal space—approximately 16,640 RSF]

EXHIBIT FP-2

(Floor Plan of the Storage Area)

[schematic diagram of storage space—approximately 1,000 SF]

EXHIBIT PP

(Plan of the Property)

[schematic diagram of site, including bounding roadways]

EXHIBIT OC

(Items Included in Operating Expenses)

Without limitation, Operating Expenses shall include:

1.               All expenses (including any sales or use tax) incurred by Landlord or Landlord’s agents which shall be directly related to employment of personnel, including amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and similar taxes, workmen’s compensation insurance, disability benefits, pensions, hospitalization, retirement plans and group insurance, uniforms and working clothes and the cleaning thereof, and expenses imposed on Landlord or Landlord’s agents pursuant to any collective bargaining agreement for the services of employees of Landlord or Landlord’s agents in connection with the operation, administration, repair, maintenance, cleaning, management and protection of the Property, and its mechanical systems including, without limitation, day and night supervisors, property manager, accountants, bookkeepers, janitors, carpenters, engineers, mechanics, electricians and plumbers and personnel engaged in supervision of any of the persons mentioned above; provided that, if any such employee is also employed on other property of Landlord, such compensation shall be suitably prorated among the Property and such other properties;

2.               The cost incurred by Landlord of services, materials and supplies furnished or used in the operation, administration, repair, maintenance, cleaning, management and protection of the Property, including, without limitation, fees, if any, imposed upon Landlord, or charged to the Property, by the state or municipality in which the Property is located on account of the need of the Property for increased or augmented public safety services;

3.               The cost of replacements for tools and other similar equipment used in the repair, maintenance, cleaning and protection of the Property, provided that, in the case of any such equipment used jointly on other property of Landlord, such costs shall be suitably prorated among the Property and such other properties;

4.               Where the Property is managed by Landlord or an affiliate of Landlord, a sum equal to the amounts customarily charged by management firms in the Boston area for similar properties, but in no event more than four percent (4%) of gross annual income, whether or not actually paid, or where managed by other than Landlord or an affiliate thereof, the amounts accrued for management (not exceeding four percent of gross annual income), together with, in either case, amounts accrued for legal and other professional fees relating to the Property, but excluding such fees and commissions paid in connection with services rendered for securing or renewing leases and for matters not related to the normal administration and operation of the Building;

5.               Premiums for insurance against damage or loss to the Building from such hazards as shall from time to time be generally required by institutional mortgagees in the Boston area for similar properties, including, but not by way of limitation, insurance covering loss of rent attributable to any such hazards, and public liability insurance and premiums for fidelity bonds covering persons having custody or control over funds or other property of Landlord relating to the Property;

6.               If, during the Term of this Lease, Landlord shall make a capital expenditure for the purpose of complying with any legal requirement enacted or promulgated after the date of this Lease or for the purpose of updating any Building system in order to reduce Operating Expenses, the total cost of which is not properly includable in Operating Expenses for the Operating Year in which it was made, there shall nevertheless be included in such Operating Expenses for the Operating Year in which it was made and in Operating Expenses for each succeeding

Operating Year the annual charge-off of such capital expenditure; provided, however, with respect to those capital expenditures incurred to reduce Operating Expenses, the annual charge-off included in the Operating Expenses for any Operating Year shall not exceed the actual savings realized by Landlord. Annual charge-off shall be determined by dividing the original capital expenditure plus an interest factor, reasonably determined by Landlord as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties within the locality in which the Building is located, by the number of years of useful life of the improvement made with the capital expenditure (except that with respect to a capital expenditure for the purpose of saving Operating Expenses, the number of years may be less than the useful life of the improvement to the extent of such savings); and the useful life shall be otherwise determined reasonably by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of making such expenditure; and

7.               Costs incurred by Landlord for electricity, fuel, water and sewer use charges, and all other utilities supplied to the Property, except for those paid for directly by tenants of the Property.

Operating Expenses shall not include, and therefore Landlord is not entitled to be reimbursed under this Lease for, the following items: (i) depreciation on the Building or any other improvement on the Property; (ii) costs of planning, designing, improving or altering any tenant’s space; (iii) costs of relocating any tenant; (iv) expenses of advertising, marketing and leasing space in the Building, including finders’ fees and real estate broker commissions, legal fees, fit-up costs, contributions, credits, and buy-out costs; (v) costs for which Landlord is otherwise reimbursed, but only to the extent of such other reimbursement, such as, for example, expenses reimbursed by another tenant under the provisions of such other tenant’s lease; (vi) costs of any work or service performed for any other tenant to the extent such work or service is in excess of any work or service which Landlord is obligated to furnish to Tenant; (vii) Landlord’s general overhead and administrative expenses (exclusive of the management fee referenced above); (viii) court costs and legal fees; (ix) wages of any employee above the property manager; (x) except as otherwise expressly permitted under clause 6 above, all expenditures that are considered to be capital expenditures under GAAP; (xi) costs of repairs covered by warranty or guaranty; (xii) costs of repairs and replacements incurred by reason of fire or other casualty or caused by the exercise of the right of eminent domain to the extent Landlord is reimbursed for such expenses from insurance proceeds or any condemnation award and, with respect to those repairs and replacements for which Landlord is not reimbursed, such costs shall be excluded to the extent they would otherwise be excluded under this Exhibit OC; (xiii) costs related to the financing or refinancing of the Building or Property, including points, commissions and legal fees; (xiv) costs of complying with any laws, including, without limitation, environmental laws in effect as of the Commencement Date of this Lease; (xvi) contributions for off site improvements; (xvii) contributions to reserves; (xviii) all interest and amortization payments, and all fines and penalties; (xix) any cost or charge billed to Landlord pursuant to a service contract, which cost or charge, if incurred directly by Landlord, would be excluded from the Operating Expenses; (xx) all rent paid under any other ground or superior lease of the Building or Property; (xxiii) Taxes and all costs to contest Taxes; (xxiv) any costs and expenses related to the cafeteria in the Building to the extent reimbursed directly by the operator of such cafeteria or otherwise offset by the income received by Landlord for such cafeteria; and (xxv) any capital expenditures, except to the extent expressly permitted under paragraph 6 above.

In the event any employee whose wages (including fringe benefits and employment taxes) are included in the Operating Expenses does not devote his/her entire time to the Building and/or Property, then said wages shall be included only in proportion to the amount of time spent working at the Building and/or Property. In addition, if any service is provided by an affiliate or subsidiary of Landlord or managing agent, the cost of such service shall not exceed the reasonable and customary cost charged by an independent, reputable third party performing the same services.

EXHIBIT CS

(Cleaning Specifications)

A.    General

1.               All stone, ceramic, tile, marble, terrazzo and other unwaxed flooring to be swept nightly on Business Days, using approved dust-down preparation; wash flooring once a month.

2.               All linoleum, rubber, asphalt tile and other similar types of flooring (that may be waxed) to be swept nightly on Business Days, using approved dust-down preparation. Waxing, if any, shall be done at Tenant’s expense.

3.               All carpeting and rugs to be carpet swept or vacuum cleaned nightly on Business Days, as may be required.

4.               Hand dust and wipe clean all furniture, files, fixtures and window sills nightly on Business Days;

5.               Dust interior of all waste paper disposal cans and baskets nightly on Business Days; damp dust as necessary.

6.               Wash clean all water coolers nightly on Business Days;

7.               Dust all door and other ventilating louvers within reach, as necessary.

8.               Dust all telephones as necessary.

9.               Sweep all private stairway structures nightly on Business Days.

10.         Wipe clean all bright work weekly.

11.         Interior and exterior of metal elevator car and hatch doors, including saddles, to be properly cleaned and treated as necessary.

12.         The parties agree and acknowledge that, despite reasonable precautions in selecting cleaning and maintenance contractors and personnel, any property or equipment in the premises of a delicate, fragile or vulnerable nature may nevertheless be damaged in the course of cleaning and maintenance services being performed. Accordingly, Tenant shall take reasonable protective precautions with such property and equipment (including, without limitation, computers, or other data processing components or equipment and optical or electronic equipment, etc.), e.g. housing the property and equipment in a separate, locked room, so as to render it inaccessible to the Building’s cleaning personnel.

B.    Lavatories (Building)

1.               Sweep and wash all lavatory floors nightly on Business Days, wash and polish all mirrors, powder shelves, bright work and enameled surfaces in lavatories, weekly.

2.               Scour, wash and disinfect all basins, bowls and urinals throughout all lavatories nightly on Business Days.

3.               Wash all toilet seats nightly on Business Days.

4.               Hand dust and clean all partitions, tile wall dispensers and receptacles in all lavatories nightly on Business Days.

5.               Empty paper towel receptacles and transport wastepaper from the demised premises nightly on Business Days.

6.               Fill toilet tissue holders nightly on Business Days.

7.               Empty sanitary disposal receptacles nightly on Business Days.

8.               Wash interior of waste cans and receptacles at least once a week.

9.               Thoroughly wash all wall tile and stall surfaces as often as necessary but in no event less than once every two weeks.

10.         Fill soap dispensers and paper towel dispensers.

C.             High Dusting

Do all high dusting quarterly, which includes the following:

1.               Dust clean all vertical surfaces, such as walls, partitions, doors and bucks and other surfaces not reached in nightly cleaning.

2.               Dust clean all pipes, ventilating and air conditioning louvers, ducts, high moldings and other high areas not reached in nightly cleaning.

3.               Dust all lighting fixtures, including glass or plastic enclosures (exterior only).

D.    Window Cleaning

1.               All windows to be cleaned inside and outside, two times a year.

2.               Tenants’ entrance doors and lobby glass to be spot-cleaned daily on Business Days.

3.               All other Tenant interior partition glass and glass doors are to be cleaned at Tenant’s request and cost.

E.     Day Porters

1.               Service, during Business Days all public and operating space throughout the Building.

2.               Keep elevator cars clean and neat during the day on Business Days.

3.               Insert toilet tissue in lavatories as necessary on Business Days.

4.               Keep staircases policed as necessary on Business Days.

5.               Fill soap dispensers and paper towel dispensers on Business Days.

6.               Police all Buildings’ men’s and ladies’ toilets during the day on Business Days.

F.     Exterminating Services

Provide exterminating services by a licensed operator once a month throughout public space and vacant tenant space in the Building.

EXHIBIT TW

(Tenant’s Work Requirements)

A.    General

1.               All alterations, installations or improvements (“Alterations”) to be made by Tenant in, to or about the Premises shall be made in accordance with the requirements of this Exhibit and by contractors or mechanics approved by Landlord.

2.               Tenant shall, prior to the commencement of any work, submit for Landlord’s written approval, complete plans for the Alterations, which plans meet the requirements set forth in Exhibit PR. Drawings are to be complete with full details and specifications for all of the Alterations.

3.               Alterations must comply with the Building Codes in effect for the City of Medford and the requirements, rules and regulations and any other governmental agencies having jurisdiction.

4.               No work shall be permitted to commence without the Landlord being furnished with a valid permit from the City of Medford Building Department and/or other agencies having jurisdiction.

5.               All demolition, removals or other categories of work that in Landlord’s reasonable judgment may inconvenience other tenants or disturb Building operations, must be scheduled and performed before 8:00 a.m. or after 6:00 p.m. and Tenant shall provide the Building manager with at least 48 hours’ notice prior to proceeding with such work.

6.               All inquiries, submissions, approvals and all other matters shall be processed through the Building manager, and shall be in writing.

B.    Prior to Commencement of Work

1.               Tenant shall submit to the Building manager a written request to perform the work. The request shall include the following enclosures:

(i)             A list of Tenant’s contractors and/or subcontractors for Landlord’s approval, including afterhours emergency contractor numbers.

(ii)          Four complete sets of plans and specifications properly stamped by a registered architect and/or professional engineer and meeting the requirements set forth in Exhibit PR.

(iii)       A properly executed building permit application form.

(iv)      Four executed copies of the Insurance Requirements agreement in the form attached to these Tenant’s Work Requirements from Tenant’s contractor and if requested by Landlord from the contractor’s subcontractors.

(v)         Contractor’s and subcontractor’s insurance certificates including an indemnity in accordance with the Insurance Requirements agreement.

2.               Within ten (10) business days, Landlord will return the following to Tenant:

(i)             Two sets of plans approved or a disapproval with specific comments as to the reasons therefor (such approval or comments shall not constitute a waiver of Building Department approval or approval of other governmental agencies).

(ii)          Two fully executed copies of the Insurance Requirements agreement.

3.               Tenant shall obtain a building permit from the Building Department and necessary permits from other governmental agencies. Tenant shall be responsible for keeping current all permits. Tenant shall submit copies of all approved plans and permits to Landlord and shall post the original permit on the Premises prior to the commencement of any work. All work, if performed by a contractor or subcontractor, shall be subject to reasonable supervision and inspection by Landlord’s representative. Such supervision and inspection, to the extent that the work may affect the Building’s mechanical and electrical systems, shall be at Tenant’s sole expense and Tenant shall pay Landlord’s reasonable charges for such supervision and inspection.

C.    Requirements and Procedures

1.               All structural and floor loading requirements shall be subject to the prior approval of Landlord’s structural engineer, with cost of such review to be paid by Tenant.

2.               All mechanical (HVAC, plumbing and sprinkler) and electrical requirements shall be subject to the approval of Landlord’s mechanical and electrical engineers and all mechanical and electrical work shall be performed by contractors approved by Landlord. When necessary, Landlord will require engineering and shop drawings, which drawings must be approved by Landlord before work is started. Drawings are to be prepared by Tenant and all approvals shall be obtained by Tenant.

3.               Elevator service for construction work shall be charged to Tenant at standard Building rates which will include the cost of operators and supervisory staff. Prior arrangements for elevator use shall be made in writing at least 48 hours in advance with Building manager by Tenant. No material or equipment shall be carried under or on top of elevators. If an operating engineer or master mechanic is required by any union regulations, such engineer or master mechanic shall be paid for by Tenant.

4.               If shutdown of risers and mains for electrical, HVAC, sprinkler and plumbing work is required, such work shall be supervised by Landlord’s representative at Tenant’s cost. No work will be performed in Building’s mechanical or electrical equipment rooms without Landlord’s approval and under Landlord’s supervision.

5.               Tenant’s contractor shall:

(i)             have a responsible superintendent or foreman on the Premises at all times;

(ii)          police the job at all times, continually keeping the Premises orderly;

(iii)       maintain cleanliness and protection of all areas, at all times, including elevators and lobbies, building Common Areas, and loading areas.

(iv)      protect the front and top of all peripheral HVAC units and thoroughly clean them at the completion of work;

(v)         block off supply and return grills, diffusers and ducts to keep dust from entering into the Building air conditioning system;

(vi)      avoid the disturbance of other tenants; and

(vii)   fully abide by all building rules, policies and regulations.

6.               If Tenant’s contractor is negligent in any of its responsibilities and if, after notice to Tenant no corrective action is taken, Landlord may, but shall not be obligated to, engage other contractors to perform the Alterations. Tenant shall be charged for corrective work.

7.               All equipment and installations must be equal to the standards set forth in Exhibit BS. Any deviation from such standards will be permitted only if indicated or specified on the plans and specifications and approved by Landlord.

8.               A properly executed air balancing report signed by an independent professional engineer shall be submitted to Landlord upon the completion of all HVAC work for approval.

9.               Upon completion of the Alterations and prior to taking occupancy, Tenant shall submit to Landlord a permanent certificate of occupancy and final approval by the other governmental agencies having jurisdiction.

10.         Tenant shall submit to Landlord a final “as-built” set of sepia drawings showing all items of the Alterations in full detail.

11.         Additional and differing provisions in the Lease, if any, will be applicable and will take precedence.

12.         Any plan or design approval rights reserved to or exercised by Landlord hereunder are for the sole and exclusive benefit of Landlord to ensure compatibility of such work with Building systems and Building standards, and such approval does not constitute any representation or warranty whatsoever as to the adequacy, correctness, efficiency or compliance with applicable law of such plan or design or the work shown thereon.

EXHIBIT IR

(Contractor’s Insurance Requirements)

Building: One Cabot Road, Medford, Massachusetts

Tenant:

Premises:

The undersigned contractor or subcontractor (“Contractor”) has been hired by the tenant or occupant (hereinafter called “Tenant”) of the Building named above or by Tenant’s contractor to perform certain work (“Work”) for Tenant in the Premises identified above. Contractor and Tenant have requested the undersigned landlord (“Landlord”) to grant Contractor access to the Building and its facilities in connection with the performance of the Work and Landlord agrees to grant such access to Contractor upon and subject to the following terms and conditions:

1.               Contractor agrees to indemnify and save harmless the Landlord (and, if Landlord is a general or limited partnership, each of the partners thereof), Agent, Berkeley Investment, Inc. and their respective officers, employees and agents and their affiliates, subsidiaries and partners, and each of them, from and with respect to any claims, demands, suits, liabilities, losses and expenses, including reasonable attorneys’ fees, arising out of or in connection with the Work (and/or imposed by law upon any or all of them) because of personal injuries, including death at any time resulting therefrom and loss of or damage to property, including consequential damages, whether such injuries to person or property are claimed to be due to negligence of the Contractor, Tenant, Landlord or any other party entitled to be indemnified as aforesaid except to the extent specifically prohibited by law (and any such prohibition shall not void this Agreement but shall be applied only to the minimum extent required by law).

2.               Contractor shall provide and maintain at its own expense, until completion of the Work, the following insurance:

(a)          Workmen’s Compensation and Employers, Liability Insurance covering each and every workman employed in, about or upon the Work, as provided for in each and every statute applicable to Workmen’s Compensation and Employers’ Liability Insurance.

(b)         Comprehensive General Liability Insurance including coverages for Products/Completed Operations, Broad Form Property Damage and Contractual Liability (to specifically include coverage for the indemnification clause of this Agreement), all listing Landlord as an additional insured, for not less than the following limits:

Personal Injury:	$1,000,000 per person $2,000,000 per occurrence

Property Damage:	$1,000,000 per occurrence $2,000,000 aggregate

(c)          Comprehensive Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

Bodily Injury:	$1,000,000 per person $2,000,000 per occurrence

Property Damage:	$1,000,000 per occurrence $2,000,000 aggregate

Contractor shall furnish a certificate from its insurance carrier or carriers to the Building office before commencing the Work, showing that it has complied with the above requirements regarding insurance and providing that the insurer will give Landlord ten (10) days’ prior written notice of the cancellation of any of the foregoing policies.

3.               Contractor shall require all of its subcontractors engaged in the Work to provide the following insurance:

(a)          Comprehensive General Liability Insurance including Protective and Contractual Liability coverages with limits of liability at least equal to the limits stated in paragraph 2(b).

(b)         Comprehensive Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) with limits of liability at least equal to the limits stated in paragraph 2(c).

Upon the request of Landlord, Contractor shall require all of its subcontractors engaged in the Work to execute an Insurance Requirements agreement in the same form as this Agreement.

Agreed to and executed this     day of                                 ,               .

Contractor:

By:

EXHIBIT BS

(Building Standards)

TURNKEY EXHIBIT

Building Standard Materials and Turnkey Scope

Landlord will provide a turnkey buildout of Tenant’s Premises at Landlord’s expense substantially in accordance with the following scope definition and floor plans dated August 5, 2004 and labeled Schematic Design prepared by Fuller Associates (“Preliminary Plan”) attached hereto and incorporated herein as part of this Exhibit BS. The tenant improvements will be constructed with the building standard materials described below. Quantities will be defined by the Delineation of Turn-key Scope and Tenant Responsibility Matrix and approved Tenant plans.

		Turn-key Scope	Tenant Cost
Preparation of Premises for Tenant Improvements
a.	Landlord to remove at Landlord’s expense existing tenant improvements, including all existing tele/data cabling, as required to provide the new tenant improvements described herein.	X
b.

Landlord to furnish and install at Landlord’s expense all partitions to demise the Premises, 2 1/2" metal studs at 16" on center with one (1) layer of 5/8" gypsum board on one side and one (1) layer of 5/8" gypsum board on the other. Demising partitions will extend from floor to underside of structure above, insulated transfer ducts to be provided subject to requirements of the building air conditioning system, and the partition will be filled with 3" compressed fiberglass sound insulation.

		N/A	N/A
c.	Landlord to provide all material and labor at Landlord’s expense to segregate the fire protection, HVAC, fire alarm, and electrical systems as required due to the demising of the Premises.	N/A	N/A
d.	Landlord to demolish and dispose of existing systems furniture and other equipment and debris remaining in the Premises.	X

Finish Carpentry
a.	Provide new standard color plastic laminate exterior and interior finish upper and lower cabinets with adjustable interior shelves at Pantries, Cafes and Kitchen.	X
b.	A closet shelf and coat rod will be provided at each coat room and/or closet.	X
c.	Standard color plastic laminate exterior and interior finish upper and lower cabinets with adjustable interior shelves at Copy/Fax, areas and Mail Rooms.	X
d.	Tenant to supply systems furniture.		X
e.	Reception desk.		X
f.	Provide new standard color plastic laminate phone carrels and coat rack at Training area Phones/Coats.	X
g.	Demo and dispose of ceilings in the existing auditorium and boardroom on the second floor.	X
h.	Repair window sills where damaged or altered for walls that have been demolished.	X

Rough Carpentry
a.	One (1) 4'x 8' plywood backboard mounted partition in MIS rooms to be provided for Tenant’s tele/data and security system equipment.	X
b.	Blocking within partitions to be provided as required for Turnkey work.	X

c.	Raised flooring at 3rd floor auditorium as required for elevated seating.	X
d.	Provide design and support of dense file system at File Room, 2W.	X

Doors & Frames & Hardware
The Tenant standard doors shall consist of the following:
a.

All doors within a single premises will be 3'0" × 8'0" solid core wood doors or equivalent with mahogany veneer (finish to match doors on 2nd Floor), 1 3/4" thick and shall receive a factory clear finish. Oak doors refinished to mahogany will not be accepted. Door frames will be hollow metal.

X
b.

Hardware will include four (4) butts, one (1) standard duty mortise latch set, and one (1) floor-mounted door stop. Standard duty mortise locksets to be provided at doors to the common corridor. All office doors to receive one (1) coat hook. Landlord will be responsible to match existing hardware and replace any missing hardware.

X
c.	Closers to be provided at doors to the common corridor, cafes, pantries, copy/fax areas and IT rooms.	X
d.	Landlord will provide entry doors as shown on plans.	X
e.	Where doors have had multiple hardware/locks removed, door shall be replaced with a new door and appropriate door hardware. Plating of core holes will not be acceptable.	X

Partitions
The following building standard materials will be provided by Landlord:
a.

Interior partitions (i.e. partitions within the a single Premises) will be 2 1/2" metals studs 24" on center with one (1) layer of 5/8" gypsum board on each side. Partitions will be built to 6" above the ceiling.

X
b.	Walls that are existing to remain shall be patched and repaired to receive new finishes.	X

Ceiling
a.	Building standard ceilings shall be 2'0" × 2'0" reveal edge textured acoustic lay-in tile, Celotex LeBaron, or equal. Ceiling grid shall match existing.	X
b.	ACT shall be consistent throughout. Patterned or embossed ACT shall be replaced to match existing tile in open areas.	X

Flooring
a.	Landlord will provide a $25/sy allowance for the total installed cost of the carpet, exclusive of any floor leveling or preparation that may be required.	X
b.	Standard VCT will be provided in pantries, kitchen and kitchen areas of cafes. It shall also be provided at storage and file rooms, as copy/fax rooms.	X
c.	Existing VCT that remains as shown on plans shall be stripped and re-sealed.	X
d.	Anti-static VCT to be provided in new MIS or IS rooms, as shown on plans.	X
e.	4" vinyl base will be provided on all partitions.	X
f.	Base building restrooms contained within the Premises are to receive new carpet (where carpet currently exists) complementary to Tenant finishes and existing restroom fixtures.	X

Painting and Wall Covering
a.

All wall surfaces and ceiling soffits shall receive two (2) coats of eggshell finish latex paint. Color selection will be made from a mutually agreed upon color palette with not more than one (1) color per office.

X

b.	All existing interior hollow metal door frames will receive two (2) coats of semi-gloss enamel.	X
c.	Base building restrooms contained within the Premises are to receive new wall finishes complementary to Tenant finishes and existing restroom fixtures.	X

Specialties
a.	Fire extinguishers and cabinets to be provided as required per Code.	X
b.	Perimeter blinds to be in good working order with missing slats replaced.	X
c.	Damaged window sills repaired and sills washed down throughout.	X
d.	In-ceiling, electric projection screens shall be provided at all training and conference rooms seating 8 or more.	X
e.

LL to confirm as functional and/or repair as needed the automatic blackout shades in the third floor auditorium space. LL to provide any equipment required to operate said shades in a complete and functional manner.

X

Appliances
a.	Appliances to be provided as shown on plans.		X

Fire Protection
a.	All existing fire sprinkler heads to be reused and relocated to center of ceiling tiles as required by reflected ceiling plan. New heads with swing arms to be provided as required per Code.	X
b.	Existing Inergen system to be tested, adjusted and recharged as necessary for reuse at existing Data Center room.	X
c.	Deactivated Intergen system to be tested, adjusted and tanks provided and charged as necessary to reactive for reuse at existing room.	X

Plumbing
a.

Landlord will provide a stainless steel sink with hot and cold water at the pantries, kitchen, cafes and servery. A point of use hot water heater will be sized for the sink requirement and installed in an adjacent base cabinet. Tees for connection of water purification systems, refrigerators, and ice makers shall be provided at the sink.

X
b.	New restrooms are to be provided on Floors 2 and 3 as shown on plans, fixtures and level of finish to match base building standard.	X

HVAC
The Landlord will provide a fully functional HVAC system that will include the following:
a.

HVAC system consists of air handling units and interior VAV boxes. One (1) VAV box and one (1) DDC sensor will be provided per 1,500 square feet of interior usable space, mail room, and each conference room. One (1) DDC sensor to be provided for each 800 useable square feet of space abutting the exterior windows. VAV boxes to be located so to not be above private offices or conference rooms.

X
b.

Supply air on the interior shall be provided through low pressure duct work, ceiling- mounted diffusers, with concealed spline (or equal). Return air will be into a ceiling return air plenum through ceiling- mounted grills, (or equal).

X
c.	Provide supplemental cooling to Data Center, Engineering, Development Staging, IT and MIS Rooms, as shown on drawings.	X
d.	Provide supplemental cooling to Printing rooms (2W, west of Café)	X

Electrical
The Landlord will provide a fully functional generator based electrical system based on the following:
a.	The lighting will be (2) 2x2 recessed direct/indirect fluorescent parabolic fixtures.	X
b.	One (1) switch or occupancy sensor will be provided in each individual room, as required by Code.	X
c.	Provide occupancy sensors/switching in open areas, as required by Code.	X
d.	Duplex outlets to be provided in open areas as required for cleaning. Two duplex outlets to be provided at each office and enclosed room. Furniture feeds to be provided as required on Fit Plan.	X
e.	Provide dedicated, grounded, surge protected power as required at Data Center, Engineering, Development Staging, IT and MIS Rooms and Printing Areas, as shown on drawings.	X
f.	One (1) flush poke-through receptacle providing both electrical and tele/data feeds to be provided in Conference Rooms.	X
g.	If required, transformers and panelboards located in electrical closet located within the base building electrical closets to supply the Premises.	X
h.	All exit signs, fire alarm devices, emergency egress lighting, and wiring required per Code will be provided. Existing fire alarm panel to be reused.	X
i.	Provide floor cores and conduit as required to supply conference room floor outlets and systems furniture connections where wiring is not contained within the Premises (e.g., Second floor space).	X

Telecom, Security, and Audio/Visual Systems
a.

One (1) plaster ring with pull string to above the finish ceiling to be provided at each private office, interview room, reception desk, copier and LAN room. Two (2) plaster rings with pull strings to above the finish ceiling to be provided at conference room.

X
b.	Tel/Data wiring		X

Security			X
a.	One (1) plaster ring with pull string to above the finish ceiling to be provided at each card reader, camera location or door contact as designated on plan.	X

EXHIBIT PR

(Tenant Plan Requirements)

Whenever Tenant shall be required by the terms of the Lease to submit plans to Landlord in connection with any improvement or alteration to the Premises, such plans shall include at least the following:

1.               Floor plan indicating location of partitions and doors (details required of partition and door types) and a furniture plan indicating the proposed use of the Premises.

2.               Location of standard electrical convenience outlets and telephone outlets.

3.               Location and details of special electrical outlets; e.g., photocopiers, etc.

4.               Reflected ceiling plan showing layout of standard ceiling and lighting fixtures. Partitions to be shown lightly with switches located indicating fixtures to be controlled.

5.               Locations and details of special ceiling conditions, lighting fixtures, speakers, etc.

6.               Location and specifications of floor covering, paint or paneling with paint colors referenced to standard color system.

7.               Finish schedule plan indicating wall covering, paint, or paneling with paint colors referenced to standard color system.

8.               Details and specifications of special millwork, glass partitions, rolling doors and grilles, blackboards, shelves, etc.

9.               Hardware schedule indicating door number keyed to plan, size, hardware required including butts, latchets or locksets, closures, stops, and any special items such as thresholds, soundproofing, etc. Keying schedule is required.

10.         Verified dimensions of all built-in equipment (file cabinets, lockers, plan files, etc.)

11.         Location and weights of storage files.

12.         Location of any special soundproofing requirements.

13.         Location and details of special floor areas exceeding 50 pounds of live load per square foot.

14.         All structural, mechanical, plumbing and electrical drawings, to be prepared by the base building consulting engineers, necessary to complete the Premises in accordance with Tenant’s Plans.

15.         All drawings to be uniform size (30" × 46") and shall incorporate the standard project electrical and plumbing symbols and be at a scale of 1/8" = 1' or larger.

16.         All drawing shall be stamped by an architect (or, where applicable, an engineer) licensed in the Commonwealth of Massachusetts and without limiting the foregoing, shall be sufficient in all respects for submission to the City of Medford Inspectional Services Department in connection with a building permit application.

17.         Landlord’s approval of the plans, drawings, specifications or other submissions in respect of any work, addition, alteration or improvement to be undertaken by or on behalf of Tenant shall create no liability or responsibility on the part of Landlord for their completeness, design sufficiency or compliance with requirements of any applicable laws, rules or regulations of any governmental or quasi-governmental agency, board or authority.

EXHIBIT CL

(Commencement Letter)

CABOT ROAD PARTNERS LLC

121 High Street

Boston, MA 02110

[Name of Contact]

[Name of Tenant]

One Cabot Road

Medford, MA

RE:	[Name of Tenant]
[Premises Rentable Area and Floor] One Cabot Road, Medford

Dear [Name of Contact]:

Reference is made to that certain Lease [and Leasehold Improvements Agreement], both dated as of                     , 19    , between Cabot Road Partners LLC as Landlord and                      as Tenant, with respect to approximately square feet of space on the             floor of One Cabot Road, Medford, Massachusetts.

In accordance with Section 4.1 of the Lease, this is to confirm that the Commencement Date of the term of such Lease occurred on                      , that the Rent Commencement Date shall occur on                            and that the Initial Term of such Lease shall expire on                               .. If the foregoing is in accordance with your understanding, would you kindly execute this letter in the space provided below, and return the same to us for execution by Landlord, whereupon it will become a binding agreement between us.

Very truly yours,

LANDLORD: CABOT ROAD PARTNERS, LLC

By:

By:

Attest:	By:

TENANT:

Attest:	By:
(Vice) President

Attest:	By:
(Assistant) Treasurer
Accepted and Agreed:

[Name of Tenant]

By:
Name:
Title:
Date:

EXHIBIT AP

LOCATION OF ADDITIONAL PARKING SITE

EXHIBIT SP-1

DATA CENTER SPACE PLAN

[schematic diagram of third-floor data center]

EXHIBIT SP-2

PREMISES SPACE PLAN

[schematic diagrams of second and third floor space plans]

EXHIBIT ES

PLAN OF TENANT’S EXTERIOR SIGNAGE

[schematic diagram of exterior sign location]

EXHIBIT RR

RULES AND REGULATIONS

1.     The sidewalks, halls, passages, exits and entrances of the Building shall not be obstructed by Tenant or used by it for any purpose other than for ingress to and egress from the Premises. The halls, passages, exits, entrances, elevators and stairways are not for the use of the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Building and its tenants, provided that nothing herein confined shall be construed to prevent such access to person with whom Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Tenant shall not go upon the roof of the Building, except in areas that Landlord may designate as “Common Areas” from time to time.

2.     The Premises shall not be used for lodging or sleeping and no cooking shall be done or permitted by Tenant on the Premises except that the preparation of coffee, tea, hot chocolate and similar items for Tenant and its employees shall be permitted.

3.     Tenant shall not employ any person or persons other than the cleaning contractor of Landlord for the purpose of cleaning the Premises, unless otherwise agreed to by Landlord in writing, except with the written consent of Landlord. No person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning same. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

4.     No additional locking devices shall be installed without the proper written consent of Landlord. Landlord may make reasonable charge for removal of any additional lock and bolt installed on any door of the Premises without the prior consent of Landlord. Tenant shall, upon the termination of its tenancy deliver to Landlord all keys to doors in the Building and the Premises that have been furnished to Tenant.

5.     The freight elevator shall be available for use by Tenant, subject to such reasonable scheduling as Landlord shall deem appropriate. The persons employed by Tenant to move equipment or other items in or out of the Building must be acceptable to Landlord. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, supplies, furniture or other property brought into the Building. Landlord will not be responsible for loss of or damage to any such property from any cause, and all damage done to the Building by moving or maintaining Tenant’s property shall be repaired at the expense of Tenant.

6.     Tenant shall not use or keep in the Premises or the Building any kerosene, gasoline or flammable or combustible fluid or use any method of heating or air conditioning other than that supplied by Landlord. Tenant shall not use, keep or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business in the Building.

7.     In case of invasion, mob, riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right to prevent access to the Building during the continuance of same by such action as Landlord may deem appropriate, including closing entrances to the Building.

8.     Tenant shall see that the doors of the Premises are closed and securely locked at such time as Tenant’s employees leave the Premises.

9.     The toilet rooms, toilets, urinals, wash bowels and other apparatus shall not be used for any purpose other than that from which they were constructed, no foreign substance of any kind whatsoever shall be deposited therein, and any damage resulting to same from Tenant’s misuse shall be paid for by Tenant.

10.   Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building.

11.   Tenant shall not use in any space, or in the Common Areas of the Building, any handtrucks except those equipped with rubber tires and side guards or such other material handling-equipment as Landlord may approve. No other vehicles of any kind shall be brought by Tenant into the Building or kept in or about the Premises.

12.   Tenant shall store all its trash and garbage within the Premises until daily removal of same by Landlord to such location in the Building as may be designated from time to time by Landlord. No material shall be placed in the Building trash boxes or receptacles if such material is of such nature that may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the municipality in which the Building is located without being in violation of any law or ordinance governing such disposal. All trash other than ordinary office trash will be removed only by special request and at the expense of the Tenant.

13.   All loading and unloading of merchandise, supplies, materials, garbage and refuse and delivery of same to the Premises shall be made only through such entryways and elevators as Landlord shall designate.

14.   Canvassing, soliciting, peddling or distribution of handbills or any other written material in the Building is prohibited, and Tenant shall cooperate to prevent same, reporting any such activity to the Landlord.

15.   Tenant shall not permit the use or the operation of any coin-operated machines on the Premises including, without limitation, vending machines, video games, pinball machines, or pay telephones, without the prior written consent of Landlord.

16.   Landlord may direct the use of all pest extermination and scavenger contractors at such intervals as Landlord may require.

17.   Tenant shall ensure that all work by Tenant’s contractors and/or vendors affecting any area of the Building other than the Tenant’s Premises shall be coordinated with reasonable advanced notice with the Landlord. If requested by Landlord, all such contractors and/or vendors shall be required to provide to Landlord a certificate of insurance, naming Landlord as additionally insured.

18.   Landlord reserves the right to select the name of the Building and to make such change or changes of name as it may deem appropriate from time to time, and Tenant shall not refer to the Building by any name other than (i) the names as selected by Landlord (as same may be changed from time to time), (ii) the post office address, approved by the United States Postal Service. Tenant shall not use the name of the Building in any respect other than as an address of its operation in the Building without the prior written consent of Landlord.

19.   Except with the prior written consent of Landlord, Tenant shall not place any sign on the Building or any store front or in any window.

20.   The requirements of Tenant will be attended to only upon application by telephone or in person at the office of the Building. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.

21.   Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of these Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

22.   Whenever the word “Tenant” occurs in these Rules and Regulations, it is understood and agreed that it shall mean Tenant’s associates, agents, assigns, clerks, employees, visitors, vendors and contractors. Wherever the word “Landlord” occurs in these Rules and Regulations, it is understood and agreed that it shall mean Landlord’s assigns, agents, clerks, employees and visitors.

23.   Landlord shall provide Tenant with space on the Building’s directory, located in the lobby, based upon the Tenant’s pro rata share. No subheadings shall be allowed for subtenants unless a sublease approved by Landlord has been executed by that individual.

24.   These Rules and Regulations are in addition to, and shall not be construed in any way to modify, alter or amend, in whole or part, the terms, covenants, agreements and conditions of any lease of premises in the Building.

25.   Landlord reserves the right to make such other and reasonable Rules and Regulations as in its judgment may from time tot time be needed for the safety, care, operating efficiency and cleanliness of the Building, and for the preservation of good order therein.

EXHIBIT FO

(Superior Expansion Rights)

1.     TranSystems—Right of First Refusal on 16,640 square feet on the first floor.

2.     Cross Country—Right of First Offer on 29,757 square feet on the third floor.

3.     Partners Healthcare—Right of First Offer on 77,380 square feet on the fourth floor.

AMENDMENT OF LEASE

This AMENDMENT OF LEASE (this “Amendment”) dated as of the 31st day of August, 2007 by and between CABOT ROAD OWNER – VEF VI, LLC, a Delaware limited liability company having an address c/o Apollo Real Estate, 3340 Peachtree Road, N.E., Tower Place 100, Suite 1660, Atlanta, Georgia 30326, as Landlord (the “Landlord”), and THE FIRST MARBLEHEAD CORPORATION, a Delaware corporation, having an address at The Prudential Tower, 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199-8157, as Tenant (“Tenant”).

BACKGROUND

Landlord and Tenant are holders of the landlord’s and tenant’s interests, respectively, under a Lease dated August 13, 2004 (the “Lease”) for the entire second floor and a portion of the third floor of the building (the “Building”) located at One Cabot Road in Medford, Massachusetts, consisting of approximately 136,496 rentable square feet of space (the “Original Premises”).  The parties desire to amend the Lease to reflect the addition of certain space on the first floor of the Building to the Original Premises under the Lease under the terms described herein, and to amend the Lease in certain other respects, all as hereinafter set forth.  Capitalized terms not defined herein shall have the same meaning ascribed to them in the Lease.

WITNESSETH:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Lease as follows:

1.             Addition of First Floor Premises.  Landlord hereby demises and leases to Tenant, and Tenant hereby leases from Landlord, the space shown on Exhibit A hereto as the “First Floor Premises” (the “First Floor Premises”) on the terms and conditions contained in the Lease, as amended by this Amendment. Effective as of October 1, 2007 (the “First Floor Premises Commencement Date”), the First Floor Premises shall be added to the Original Premises under the Lease.  The parties agree that the First Floor Premises consists of approximately 16,640 rentable square feet of space.

2.             As Is Delivery Condition of First Floor Premises.  The First Floor Premises shall be leased to Tenant as of the First Floor Premises Commencement Date in “as is” condition, without any obligation on the part of Landlord to perform any construction therein or to prepare the same for Tenant’s occupancy or otherwise (other than the installation of the electric meter pursuant to Paragraph 10 of this Amendment).

3.             Amendments to Section 1.2 of Lease As of the Date Hereof.  Effective as of the date hereof, the terms “Landlord” and “Landlord’s Original Address” set forth in Section 1.2 of the Lease shall be amended to have the following meanings under the Lease:

Landlord:	Cabot Road Owner – VEF VI, LLC, a Delaware limited liability company

Landlord’s Original Address:	c/o Apollo Real Estate 3340 Peachtree Road, N.E. Tower Place 100, Suite 1660 Atlanta, Georgia 30326 Attention: Howard C. Huang

4.             Amendments to Section 1.2 of Lease as of First Floor Premises Commencement Date.  Effective as of the First Floor Premises Commencement Date, Section 1.2 of the Lease shall be amended as follows:

(a)           The definition of “Basic Rent” shall be amended by providing the following at the end of the current definition therefore:

“Annual Basic Rent for First Floor Premises only

For the period commencing on the First Floor Premises Commencement Date and ending on March 31, 2012:  $399,360 per annum ($33,280 per month)

Notwithstanding the above, Tenant shall not be obligated to pay the portion of Annual Basic Rent for the First Floor Premises for the month of October, 2007.”

(b)           The definition of “Premises” shall be deleted and shall be replaced with the following:

“Premises:  The entire second floor (the “Second Floor Premises”), a portion of the first floor (the “First Floor Premises”) and a portion of the third floor of the Building (the “Third Floor Premises”), all as shown on Exhibit FP annexed hereto.”

(c)           The definition of “Premises Rentable Area” shall be deleted and shall be replaced with the following:

“Premises Rentable Area:  Agreed to be 153,136 rentable square feet.”

(d)           The definition of “Escalation Factor” shall be amended by providing the following at the end of the current definition therefore:

“Escalation Factor For First Floor Premises Only:  .054”

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(e)           The definition of “Initial Term” shall be amended by deleting the current definition thereof and by replacing it with the following:

“Initial Term For Third Floor Premises and Second Floor Premises:  The period commencing on March 5, 2005 and ending on March 31, 2012.

Initial Term For First Floor Premises:  That period commencing on October 1, 2007 and ending on March 31, 2012.”

(f)            The definition of “Base Operating Expenses” with respect to the First Floor Premises only shall be:  “Operating Expenses for the calendar year ending December 31, 2007.”

(g)           The definition of “Base Taxes” with respect to the First Floor Premises only shall be:  “Taxes for the tax fiscal year beginning on July 1, 2007 and ending on June 30, 2008, as the same may be reduced by the proportional amount of abatement net of expenses applicable to such tax fiscal year.”

5.             Section 1.3 of Lease as of First Floor Premises Commencement Date.  Effective as of the First Floor Premises Commencement Date, Section 1.3 of the Lease shall be amended as follows:

(a)           The definition of “Agent” is deleted in its entirety and the following is substituted therefor:  “Agent:  First Winthrop, LP, or such other person or entity from time to time designated by Landlord”.

(b)           The definition of “Rent Commencement Date” with respect to the First Floor Premises only shall be:  “November 1, 2007”.

6.             Deletion of Expansion Option.  Section 2.5 of the Lease entitled, “EXPANSION OPTION”, is hereby deleted and shall no longer have any force or effect.

7.             Inapplicability of Certain Lease Provisions to First Floor Premises.  Sections 2.1, 4.1, 4.2, 4.3, 4.4 and Exhibit BS shall not applicable to Tenant’s leasing of the First Floor Premises.

8.             Amendments to Section 3.1 and 14.12 of Lease.

(a)           Section 3.1(a) of the Lease is hereby amended by deleting the rent payment address in the third sentence therefor and by substituting therefore the following address:  “Cabot Road – VEF Advisors LLC, P.O. Box 842731, Boston, MA 02284-2731”.

(b)           Section 14.12 of the Lease, entitled “Notices”, is hereby amended by deleting the notice address for Landlord and by substituting therefore the following address:  “c/o Apollo Real Estate, Tower Place 100, Suite 1660, 3340 Peachtree Road,

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N.E., Atlanta, GA 30326, with a copy to One Cabot Road, c/o Winthrop Management LP, 7 Bulfinch Place, Suite 500, Boston, MA  02114-9507.”

9.             Supplement to Exhibit FP to Lease.  Effective as of the First Floor Premises Commencement Date, Exhibit FP to the Lease shall be amended by adding thereto Exhibit FP Supplement that is attached to this Amendment.

10.           Tenant’s Payments for Electricity For First Floor Premises.  Pursuant to Section 7.5(b) of the Lease, Tenant shall be responsible for the payment of all electricity used and consumed in the First Floor Premises, including, without limitation, for lights, outlets and supplemental HVAC service dedicated to the First Floor Premises.  Landlord shall install a separate check meter measuring the electricity used and consumed in the First Floor Premises, and, from time to time, but not more than once per calendar month, Landlord shall invoice Tenant for electricity used and consumed in the First Floor Premises, at Landlord’s cost therefore, without mark-up.  Tenant shall pay Landlord the invoiced amount as Additional Rent under the Lease within thirty (30) days after receipt of each such invoice.  The obligation to pay for electricity used and consumed in the First Floor Premises during the last month of the Term of the Lease shall survive expiration of the Term.

11.           Amendment of Section 2.2 of the Lease Regarding Parking Spaces.  Effective as of the First Floor Premises Commencement Date, Section 2.2(c) to the Lease is hereby amended by deleting the second sentence thereof and by substituting the following therefor:

“Tenant’s share of such parking spaces shall equal 459 spaces, of which 91 spaces shall be available in the garage on a non-exclusive, unreserved basis.”

12.           Amendment of Section 2.4 of the Lease Regarding the Option to Extend.  Effective as of the First Floor Premises Commencement Date, Section 2.4(a)(iii) to the Lease is hereby amended by deleting the term “20,000” and substituting the term “23,000” therefor.

13.           Amendment of Section 2.6 of the Lease Regarding the Right of First Offer.  Effective as of the First Floor Premises Commencement Date, Section 2.6(a)(iii) to the Lease is hereby amended by deleting the term “20,000” and substituting the term “23,000” therefor.

14.           Applicability of Lease Provisions to First Floor Premises:  Effective as of the First Floor Premises Commencement Date, except to the extent otherwise expressly provided in this Amendment or except to the extent inconsistent with the terms of this Amendment, all terms and provisions of the Lease shall be applicable to Tenant’s leasing of the First Floor Premises.

15.           Leasehold Improvements; First Floor Premises Allowance to Tenant; Additional First Floor Allowance.

(a)           Attached hereto as Schedule 1 is a detailed, schematic floor plan for the First Floor Premises.  By its execution of this Amendment, Landlord hereby approves the schematic floor plan, and Landlord hereby acknowledges and agrees that the leasehold improvements to the First Floor Premises shown on the approved schematic floor plan

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constitute standard office alterations, and Tenant is not required to remove the same upon the expiration or earlier termination of the Term of the Lease.  In connection with the construction of such leasehold improvements, Tenant agrees to comply with the provisions of Section 5.2 of the Lease and any other applicable provisions thereof.

(b)           Landlord shall reimburse Tenant an amount not to exceed $499,200.00 (the “First Floor Premises Allowance”) for the cost of construction by Tenant of its initial leasehold improvements in the First Floor Premises performed on or before December 31, 2008.  Such reimbursement by Landlord shall be made from time to time within thirty (30) days of receipt by Landlord from Tenant of the AIA requisition form submitted by Tenant’s contractor with an architect’s certificate, attached to which shall be such documentation required from Tenant’s contractor, including, without limitation, lien waivers from the contractor and major subcontractors.  Landlord hereby acknowledges and agrees that the First Floor Premises Allowance can be used to pay any “soft” and/or “hard” costs incurred by Tenant in connection with such construction.

(c)           In addition to the First Floor Premises Allowance, Landlord will make available to Tenant an Additional First Floor Premises Allowance not to exceed $166,400.00 (the “Additional First Floor Allowance”) for the construction of improvements in the First Floor Premises if requested by Tenant prior to November 1, 2007.  Disbursement of the Additional First Floor Allowance shall be subject to the provisions of the Paragraph 13(b).  Landlord hereby acknowledges and agrees that the Additional First Floor Allowance can be used to pay any “soft” and/or “hard” costs incurred by Tenant in connection with such construction.  If Tenant requests all or any portion of the Additional First Floor Allowance, then the Basic Rent shall be increased, effective as of November 1, 2007, by an amount equal to the monthly payment required to repay in full, on a direct reduction basis, a loan in an amount equal to the total amount of such Additional First Floor Allowance requested by Tenant by Landlord pursuant to this Paragraph 13(c), with interest at the rate of eight percent (8%) per annum, in equal monthly installments on the first day of each calendar month from November 1, 2007 through March 31, 2012.

16.           Brokerage.  Tenant and Landlord each represents and warrants to the other that it dealt with no brokers in connection with this Amendment other than Grubb & Ellis Company and The Codman Company (collectively, “the Brokers”) and agrees to defend, with counsel approved by the other, indemnify and save the other harmless from and against any and all cost, expense or liability in the event such representation is false or alleged to be false.  Landlord agrees that it shall pay and be solely liable for the fees charged by the Brokers in connection with this transaction to the extent provided in separate agreements between Landlord and the Brokers.

17.           Continued Effectiveness of Lease.  Except as expressly amended hereby, the Lease shall continue in full force and effect as heretofore.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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WITNESS the execution hereof as an instrument as of the date first above written.

LANDLORD:

CABOT ROAD OWNER – VEF VI, LLC, a Delaware Limited Liability Company

By: Value Enhancement Fund VI, L.P., its sole member

By: VEF Group Management, LLC, its manager

	By:	/s/ Howard C. Huang
Name: Howard C. Huang
Title: Vice President

TENANT:

THE FIRST MARBLEHEAD CORPORATION

By:	/s/ Anne P. Bowen
Name: Anne P. Bowen
Title: Executive Vice President

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Exhibit A and Exhibit FP Supplement

Attach plan showing perimeter outline of First Floor Premises.

[schematic diagram of first floor premises]